Exhibit 10.9

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

908 DEVICES INC.

SIGNATURE BANK

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (this "Agreement") is entered into as of August 29, 2019 by and between SIGNATURE BANK ("Bank") and 908 DEVICES INC. ("Borrower").

RECITALS

Borrower wishes to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrower. This Agreement sets forth the terms on which Bank will advance credit to Borrower, and Borrower will repay the amounts owing to Bank.

AGREEMENT

The parties agree as follows:

1.             DEFINITIONS AND CONSTRUCTION.

1.1          Definitions. As used in this Agreement, the following terms shall have the following definitions:

"Accounts" means all presently existing and hereafter arising accounts, contract rights, payment intangibles, and all other forms of obligations owing to Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower's Books relating to any of the foregoing.

"Affiliate" means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person's senior executive officers, directors, and partners.

"Amortization Start Date" is the first (1st) day of the calendar month immediately following the end of the Draw Period.

"Bank Expenses" means all: reasonable costs or expenses (including reasonable documented attorneys' fees and expenses) incurred by Bank in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; and Bank's reasonable documented attorneys' fees and expenses incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

"Borrower's Books" means all of Borrower's books and records including: ledgers; records concerning Borrower's assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

"Business Day" means any day that is not a Saturday, Sunday, or other day on which banks in the State of New York are authorized or required to close.

"Change in Control" shall mean a transaction in which any "person" or "group" (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such "person" or "group" to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction.

"Client Reporting File" means that certain Client Reporting File provided to Borrower by Bank in connection with the execution hereof, as may be amended from time to time.

"Closing Date" means the date of this Agreement.

"Code" means the New York Uniform Commercial Code.

"Collateral" means the property described on Exhibit A attached hereto.

"Contingent Obligation" means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards, or merchant services issued or provided for the account of that Person; and (iii) all obligations arising under any agreement or arrangement designed to protect such Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term "Contingent Obligation" shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by Bank in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

"Copyrights" means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof.

"Credit Extension" means each Term Loan Advance or any other extension of credit by Bank for the benefit of Borrower hereunder.

"Daily Balance" means the amount of the Obligations owed at the end of a given day.

"Draw Period" is the period of time from the Closing Date through February 28, 2021.

"Equipment" means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

"Event of Default" has the meaning assigned in Article 8.

"GAAP" means generally accepted accounting principles as in effect from time to time.

"Indebtedness" means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations and (d) all Contingent Obligations.

"Insolvency Proceeding" means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

"Intellectual Property" means all of Borrower's right, title, and interest in and to the following: Copyrights, Trademarks and Patents; all trade secrets, all design rights, claims for damages by way of past, present and future infringement of any of the rights included above, all licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights; all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and all proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

"Inventory" means all inventory in which Borrower has or acquires any interest, including work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of Borrower, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower's Books relating to any of the foregoing.

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"Investment" means any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

"IRC" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

"Lien" means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

"Liquidity Ratio" is a ratio of (a) the sum of (i) unrestricted cash held by Borrower in accounts at Bank, plus (ii) an amount equal to fifty percent (50%) of Borrower's net trade accounts receivable, to (b) all Obligations owing from Borrower to Bank.

"Loan Documents" means, collectively, this Agreement, the Warrant, any note or notes executed by Borrower, and any other agreement entered into in connection with this Agreement, all as amended or extended from time to time.

"Material Adverse Effect" means the occurrence of any circumstance which would be reasonably likely to have a material adverse effect on (i) the operations, business or financial condition of Borrower and its Subsidiaries taken as a whole, (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents, or (iii) Borrower's interest in, or the value, perfection or priority of Bank's security interest in the Collateral.

"Negotiable Collateral" means all letters of credit of which Borrower is a beneficiary, notes, drafts, instruments, securities, documents of title, and chattel paper, and Borrower's Books relating to any of the foregoing.

"Obligations" means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Bank may have obtained by assignment or otherwise.

"Patents" means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

"Periodic Payments" means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrower and Bank.

"Permitted Indebtedness" means:

(a)           Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document;

(b)           Indebtedness existing on the Closing Date and disclosed in the Schedule;

(c)           Indebtedness secured by a lien described in clause (c) of the defined term "Permitted Liens," provided (i) such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness and (ii) such Indebtedness does not exceed Five Hundred Thousand Dollars ($500,000) in the aggregate at any given time;

(d)           Subordinated Debt;

(e)           trade accounts payable incurred in the ordinary course of business;

(f)            Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business; and

(g)           extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (e) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

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"Permitted Investment" means:

(a)            Investments existing on the Closing Date disclosed in the Schedule;

(b)           (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor's Corporation or Moody's Investors Service,

(iii)   certificates of deposit maturing no more than one (1) year from the date of investment therein issued by Bank and

(iv)   money market funds at least ninety-five percent (95.0%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (i) through (iii) of this paragraph (b);

(c)            Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(d)           Investments accepted in connection with Transfers permitted by Section 7.1;

(e)           Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business and in an amount not to exceed One Hundred Thousand Dollars ($100,000) per year, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower's Board and in an amount not to exceed One Hundred Dollars ($100,000) per year;

(f)            Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business; and

(g)           Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (h) shall not apply to Investments of Borrower in any Subsidiary.

"Permitted Liens" means the following:

(a)           Any Liens existing on the Closing Date and disclosed in the Schedule or arising under this Agreement or the other Loan Documents;

(b)           Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided the same have no priority over any of Bank's security interests;

(c)           Liens (i) upon or in any equipment which was not financed by Bank acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment, or (ii) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment;

(d)           Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed One Hundred Thousand Dollars ($100,000) and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

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(e)            Liens to secure payment of workers' compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f)            Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (e) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase;

(g)           leases or subleases of real property granted in the ordinary course of Borrower's business (or, if referring to another Person, in the ordinary course of such Person's business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower's business (or, if referring to another Person, in the ordinary course of such Person's business), if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest therein;

(h)           non-exclusive licenses of Intellectual Property granted to third parties in the ordinary course of business, and licenses of Intellectual Property that could not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States; and

(i)            Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7.

"Person" means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

"Prime Rate" means the variable rate of interest, per annum, most recently announced by Bank, as its "prime rate," whether or not such announced rate is the lowest rate available from Bank.

"Reg W Affiliate" means an "affiliate" as such term is set forth in Section 23A(b)(1) of the Federal Reserve Act (12 USC 371c).

"Responsible Officer" means each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and the Controller of Borrower.

"Schedule" means the schedule of exceptions attached hereto and approved by Bank, if any.

"Subordinated Debt" means any debt incurred by Borrower that is subordinated to the debt owing by Borrower to Bank on terms acceptable to Bank (and identified as being such by Borrower and Bank).

"Subsidiary" means any corporation, company or partnership in which (i) any general partnership interest or (ii) more than 50% of the stock or other units of ownership which by the terms thereof has the ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate.

"Term Loan Advance" and "Term Loan Advances" are defined in Section 2.1(a)(i).

"Term Loan Advance Payment" is defined in Section 2.1(a)(ii).

"Term Line" means a credit extension of up to Fifteen Million Dollars ($15,000,000).

"Term Loan Maturity Date" means August 1, 2023.

"Trademarks" means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

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"Transition Accounts" is defined in Section 6.7.

"Warrant" is that certain Warrant to Purchase Stock dated as of the Closing Date issued by Borrower in favor of Bank, together with any other Warrant issued by Borrower in favor of Bank theretofore or thereafter.

1.2          Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all calculations made hereunder shall be made in accordance with GAAP. When used herein, the terms "financial statements" shall include the notes and schedules thereto.

2.             LOAN AND TERMS OF PAYMENT.

2.1          Credit Extensions.

Borrower promises to pay to the order of Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower hereunder. Borrower shall also pay interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

(a)            Term Loan Advances.

(i)          Subject to and upon the terms and conditions of this Agreement, during the Draw Period, Borrower may request and Bank shall make term loan advances in an aggregate amount not to exceed the Term Line (each a "Term Loan Advance" and collectively, the "Term Loan Advances"). Each Term Loan Advance shall be in an amount not less than Two Hundred Fifty Thousand Dollars ($250,000). The aggregate outstanding amount of the Term Loan Advances shall not, at any time, exceed the Term Line.

(ii)          The Term Loan Advances shall be "interest-only" during the Draw Period, with interest due and payable in accordance with Section 2.3 hereof. Beginning on the Amortization Start Date and continuing on the first (1st) day of each month thereafter, the Term Loan Advances shall be payable in thirty (30) equal monthly installments of principal plus accrued and unpaid interest (each a "Term Loan Advance Payment"). Borrower's final Term Loan Advance Payment, due on the Term Loan Maturity Date, shall include all outstanding principal and accrued and unpaid interest on the Term Loan Advances. Term Loan Advances, once repaid, may not be reborrowed. Borrower may prepay any Term Loan Advances at any time without penalty or premium.

(iii)        When Borrower desires to obtain a Term Loan Advance, Borrower shall notify Bank (which notice shall be irrevocable) by electronic mail or facsimile transmission to be received no later than 2:00 p.m. Eastern time three (3) Business Days before the day on which the Term Loan Advance is to be made. Such notice shall be substantially in the form set forth in the Client Reporting File. The notice shall be signed by a Responsible Officer or its designee.

2.2          Aggregate Limit on Credit Extensions. Notwithstanding anything else set forth in this Agreement, the aggregate principal amount of the Credit Extensions shall not exceed Fifteen Million Dollars ($15,000,000) at any time.

2.3          Interest Rates, Payments, and Calculations.

(a)           Interest Rate for Term Loan Advances. Except as set forth in Section 2.3(b), the Term Loan Advances shall bear interest, on the outstanding Daily Balance thereof, at a rate equal to the greater of (i) one half of one percentage point (0.50%) above the Prime Rate or (ii) six percentage points (6.00%).

(b)           Late Fee; Default Rate. If any payment is not made within ten (10) days after the date such payment is due, Borrower shall pay Bank a late fee equal to the lesser of (i) five percent (5.00%) of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law, not in any case to be less than Twenty-Five Dollars ($25.00). All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to five percentage points (5.00%) above the interest rate applicable immediately prior to the occurrence of the Event of Default.

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(c)           Payments. Interest hereunder shall be due and payable on the first (1st) calendar day of each month during the term hereof. Bank shall, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against any of Borrower's deposit accounts (other than trust, agency or escrow accounts). Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder. All payments shall be free and clear of any taxes, withholdings, duties, impositions or other charges, to the end that Bank will receive the entire amount of any Obligations payable hereunder, regardless of source of payment.

(d)           Computation. In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

2.4          Crediting Payments. Prior to the occurrence and continuance of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies. After the occurrence and during the continuance of an Event of Default, the receipt by Bank of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 2:00 noon Eastern time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.5          Fees. Borrower shall pay to Bank the following:

(a)           Facility Fee. On the Closing Date, a facility fee equal to Twenty-Five Thousand Dollars ($25,000), which shall be nonrefundable;

(b)           Good Faith Deposit. Borrower has paid to Bank a deposit of Twenty-Five Thousand Dollars ($25,000) (the "Good Faith Deposit"), to initiate Bank's due diligence review process. The Good Faith Deposit shall be utilized to pay Bank Expenses and, if any amount remains thereafter, the facility fee described in clause (a) of this Section 2.5; and

(c)           Bank Expenses. On the Closing Date, all Bank Expenses incurred through the Closing Date, including reasonable attorneys' fees and expenses and, after the Closing Date, all Bank Expenses, including reasonable attorneys' fees and expenses, as and when they are incurred by Bank.

2.6          Term. This Agreement shall become effective on the Closing Date and, subject to Section 13.7, shall continue in full force and effect for so long as any Obligations (other than inchoate indemnification or reimbursement obligations) remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default. Notwithstanding termination, Bank's Lien on the Collateral shall remain in effect for so long as any Obligations (other than inchoate indemnification or reimbursement obligations) are outstanding.

3.             CONDITIONS OF LOANS.

3.1          Conditions Precedent to Effectiveness. The effectiveness of the Loan Documents is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

(a)           this Agreement;

(b)           a certificate of the Secretary of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

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(c)           UCC National Form Financing Statement;

(d)           a Warrant to Purchase Stock;

(e)           payment of the fees and Bank Expenses then due specified in Section 2.5 hereof;

(f)            current financial statements of Borrower;

(g)           evidence that Borrower in compliance with all covenants set forth in Section 6.7 as of the Closing Date;

(h)           evidence satisfactory to Bank that the insurance policies required by Section 6.6 hereof are in full force and effect (except evidence of endorsements and evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Bank, as set forth in Section 6.11(a));

(i)            a payoff letter from Hercules Capital;

(j)            confirmation that Borrower is not involved in material litigation;

(k)           the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of Closing Date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to the closing of the Loan Documents; and

(l)       such other documents, and completion of such other matters, as Bank may have reasonably requested.

3.2          Conditions Precedent to all Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

(a)            Borrower shall be in compliance with Section 6.7 hereof;

(b)           the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Revolving Advance Request Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension. The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2; and

(c)           Bank determines to its satisfaction that there has not been a Material Adverse Change.

4.             CREATION OF SECURITY INTEREST.

4.1          Grant of Security Interest. Borrower grants and pledges to Bank a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Except as set forth in the Schedule, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof, in each case subject only to Permitted Liens.

4.2          Delivery of Additional Documentation Required. Borrower shall from time to time execute and deliver to Bank, at the request of Bank, all Negotiable Collateral, all financing statements and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue the perfection of Bank's security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents. Borrower from time to time may deposit with Bank specific time deposit accounts to secure specific Obligations. Borrower authorizes Bank to hold such balances in pledge and to decline to honor any drafts thereon or any request by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the Obligations (other than inchoate indemnification or reimbursement obligations) are outstanding.

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4.3          Right to Inspect. Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower's usual business hours but no more than once a year (unless an Event of Default has occurred and is continuing), to inspect Borrower's Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrower's financial condition or the amount, condition of, or any other matter relating to, the Collateral.

5.             REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants as follows:

5.1          Due Organization and Qualification. Borrower and each Subsidiary is a corporation duly existing under the laws of its state of incorporation and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to be so qualified or licensed could not reasonably be expected to have a Material Adverse Effect.

5.2          Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents by Borrower are within Borrower's powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower's Certificate of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement to which Borrower is a party or by which Borrower is bound. Borrower is not in default under any material agreement to which it is a party or by which it is bound.

5.3          No Prior Encumbrances. Borrower has good and marketable title to its property, free and clear of Liens, except for Permitted Liens.

5.4          Intentionally Omitted

5.5          Merchantable Inventory. All Inventory is in all material respects of good and marketable quality, free from all material defects, except for Inventory for which adequate reserves have been made.

5.6          Intellectual Property. Borrower is the sole owner of the Intellectual Property, except for non-exclusive licenses granted by Borrower to its customers in the ordinary course of business. Each of the Patents is valid and enforceable, and no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and to the best of Borrower's knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party. Except as set forth in the Schedule, Borrower's rights as a licensee of intellectual property do not give rise to more than five percent (5%) of its gross revenue in any given month, including without limitation revenue derived from the sale, licensing, rendering or disposition of any product or service. Except as set forth in the Schedule, Borrower is not a party to, or bound by, any agreement that prohibits the grant by Borrower of a security interest in Borrower's rights under such agreement.

5.7          Name; Location of Chief Executive Office. Except as disclosed in the Schedule, Borrower has not done business within the five (5) years prior to the Closing Date under any name other than that specified on the signature page hereof. The chief executive office of Borrower is located at the address indicated in Section 10 hereof. All Borrower's Inventory and Equipment (other than mobile Equipment such as laptop computers that are in the possession of Borrower's employees or agents) is located only at the location set forth in Section 10 hereof.

5.8          Litigation. Except as set forth in the Schedule, there are no actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency in which an adverse decision could reasonably be expected to have a Material Adverse Effect, or a material adverse effect on Borrower's interest or Bank's security interest in the Collateral.

5.9          No Material Adverse Change in Financial Statements. All consolidated and consolidating financial statements related to Borrower and its Subsidiaries that Bank has received from Borrower fairly present in all material respects Borrower's financial condition as of the date thereof and Borrower's consolidated results of operations for the period then ended. There has not been a material adverse change in the consolidated financial condition of Borrower and its Subsidiaries since the date of the most recent of such financial statements submitted by Borrower to Bank.

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5.10        Solvency, Payment of Debts. Borrower is able to pay its debts (including trade debts) as they mature; the fair saleable value of Borrower's assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and Borrower is not left with unreasonably small capital after the transactions contemplated by this Agreement.

5.11        Regulatory Compliance. Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA, and no event has occurred resulting from Borrower's failure to comply with ERISA that could reasonably be expected to result in Borrower's incurring any material liability. Borrower is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Borrower has complied with all the provisions of the Federal Fair Labor Standards Act. Borrower has not violated any statutes, laws, ordinances or rules applicable to it, violation of which could reasonably be expected to have a Material Adverse Effect.

5.12        Environmental Condition. Except as disclosed in the Schedule, none of Borrower's or any Subsidiary's properties or assets has ever been used by Borrower or any Subsidiary or, to Borrower's knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with applicable law; to Borrower's knowledge, none of Borrower's properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by Borrower or any Subsidiary; and neither Borrower nor any Subsidiary has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal, state or other governmental agency concerning any action or omission by Borrower or any Subsidiary resulting in the releasing, or otherwise disposing of hazardous waste or hazardous substances into the environment.

5.13        Taxes. Borrower and each Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein other than immaterial taxes in an amount not to exceed Ten Thousand Dollars ($10,000) per year.

5.14        Subsidiaries. Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

5.15        Government Consents. Borrower and each Subsidiary have obtained all material consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower's business as currently conducted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.16        Accounts. Except as set forth on the Schedule, none of Borrower's nor any Subsidiary's deposit accounts or securities accounts is maintained or invested with a Person other than Bank.

5.17        Full Disclosure. No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank in connection with the Loan Documents or the transactions contemplated thereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading in light of the circumstances in which it was made.

6.             AFFIRMATIVE COVENANTS.

Borrower shall do all of the following:

6.1          Good Standing. Borrower shall maintain its and (except as permitted by Section 7.3) each of its Subsidiaries' corporate existence and good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which it is required under applicable law, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which could reasonably be expected to have a Material Adverse Effect.

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6.2          Government Compliance. Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could reasonably be expected to have a Material Adverse Effect.

6.3          Financial Statements, Reports, Certificates. Borrower shall deliver the following to Bank: (a) as soon as available, but in any event within thirty (30) days after the end of each calendar month, a company prepared consolidated balance sheet, income statement, and cash flow statement covering Borrower's consolidated operations during such period, prepared in accordance with GAAP, consistently applied, in a form reasonably acceptable to Bank and certified by a Responsible Officer; (b) as soon as available, but in any event within one hundred eighty (180) days after the end of Borrower's fiscal year, audited consolidated financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an unqualified opinion on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank (or an opinion qualified for going concern so long as Borrower's investors provide additional equity as needed); (c) copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to holders of Subordinated Debt and, if applicable, all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission; (d) promptly upon receipt of notice thereof, a report of any legal actions pending or, to Borrower's knowledge, threatened against Borrower or any Subsidiary that could reasonably be expected to result in damages or costs to Borrower or any Subsidiary of Two Hundred Thousand Dollars ($200,000) or more; (e) as soon as available, but in any event within forty-five (45) days after the beginning of each fiscal year of Borrower, (i) annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the upcoming fiscal year of Borrower, and (ii) annual financial projections for the following fiscal year as approved by Borrower's board of directors, together with any related business forecasts used in the preparation of such annual financial projections; and (f) such budgets, sales projections, operating plans or other financial information of Borrower and/or its Subsidiaries as Bank may reasonably request from time to time.

Within thirty (30) days after the last day of each month, Borrower shall deliver to Bank aged listings of accounts receivable and accounts payable.

Borrower shall deliver to Bank with the monthly financial statements a Compliance Certificate signed by a Responsible Officer in substantially the form set forth in the Client Reporting File.

Bank shall have a right from time to time hereafter to audit Borrower's Accounts and appraise Collateral at Borrower's expense, provided that such audits will be conducted no more often than every twelve (12) months unless an Event of Default has occurred and is continuing.

6.4          Inventory; Returns. Borrower shall keep all Inventory in good and marketable condition, free from all material defects except for Inventory for which adequate reserves have been made. Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at the time of the execution and delivery of this Agreement. Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims, where the return, recovery, dispute or claim involves more than Two Hundred Thousand Dollars ($200,000).

6.5          Taxes. Borrower shall make, and shall cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Bank, on its reasonable request, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make, and will cause each Subsidiary to make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, including, but not limited to, those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon Bank's reasonable request, furnish Bank with proof reasonably satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

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[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

6.6          Insurance.

(a)           Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower's business is conducted on the date hereof. Borrower shall also maintain insurance relating to Borrower's business, ownership and use of the Collateral in amounts and of a type that are customary to businesses similar to Borrower's.

(b)          All such policies of insurance shall be in such form, with such companies, and in such amounts as are reasonably satisfactory to Bank. All such policies of property insurance shall contain a lender's loss payable endorsement, in a form reasonably satisfactory to Bank, showing Bank as an additional lender's loss payee thereof, and all general liability insurance policies shall show Bank as an additional insured and shall specify that the insurer must give at least thirty (30) days' notice to Bank before canceling its policy for any reason. Upon Bank's reasonable request, Borrower shall deliver to Bank certified copies of such policies of insurance and evidence of the payments of all premiums therefor. Upon the occurrence and during the continuance of an Event of Default, all proceeds payable under any such policy shall, at the option of Bank, be payable to Bank to be applied on account of the Obligations.

6.7          Accounts. Borrower shall, (i) maintain and shall cause each of its Subsidiaries to maintain all its depository and operating accounts, and its primary investment accounts with Bank and (ii) endeavor to utilize and shall cause each of its Subsidiaries to endeavor to utilize Bank's International Banking Division for any international banking services required by Borrower, including, but not limited to, foreign currency wires, hedges, swaps, FX Contracts, and Letters of Credit; provided, however, notwithstanding the foregoing, so long as Borrower has, on or prior to the Closing Date, transferred at least Nine Million Dollars ($9,000,000) to its accounts at Bank, for a period of time not to exceed one hundred twenty (120) days from the Closing Date, Borrower may maintain up to Two Million Dollars ($2,000,000) in its accounts at Silicon Valley Bank listed on the Perfection Certificate delivered to Bank on or prior to the Effective Date (the "Transition Accounts") provided that beginning on the date that is thirty (30) days following the Closing Date, all amounts in excess of Five Hundred Thousand Dollars ($500,000) in such accounts shall be swept to Borrower's accounts at Bank no less frequently than weekly, and no control agreements shall be required in connection with the Transition Accounts.

6.8          Financial Covenants. Borrower shall maintain:

(a)            Minimum Liquidity Ratio. At all times from the Closing Date through December 31, 2019, a Liquidity Ratio of at least 1.00 to 1.00.

(b)           Minimum Cash. At all times beginning on January 1, 2020, a balance of unrestricted cash at Bank in an amount not less than Three Million Dollars ($3,000,000).

(c)           Minimum Revenue. Borrower and Bank agree to, no later than March 15, 2020, enter into an amendment to this Agreement to set a cumulative quarterly revenue covenant (determined in accordance with GAAP) which shall be targeted at the greater of [***].

6.9          Intellectual Property Rights.

(a)            If Borrower applies for any patent or the registration of any trademark or servicemark with the United States Patent and Trademark Office, Borrower shall give Bank written of such application or registration with the next financial statements to be delivered to the Bank under Section 6.3(a), including the date of such filing and the registration or application numbers, if any. Borrower shall (i) give Bank not less than thirty (30) days prior written notice of the filing of any applications or registrations with the United States Copyright Office, including the title of such intellectual property rights to be registered, as such title will appear on such applications or registrations, and the date such applications or registrations will be filed, and (ii) prior to the filing of any such applications or registrations, shall execute such documents as Bank may reasonably request for Bank to maintain its perfection in such intellectual property rights to be registered by Borrower, and upon the reasonable request of Bank, shall file such documents simultaneously with the filing of any such applications or registrations. Upon filing any such applications or registrations with the United States Copyright Office, Borrower shall promptly provide Bank with (i) a copy of such applications or registrations, without the exhibits, if any, thereto, (ii) evidence of the filing of any documents reasonably requested by Bank to be filed for Bank to maintain the perfection and priority of its security interest in such intellectual property rights, and (iii) the date of such filing.

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(b)            Bank may audit Borrower's Intellectual Property to confirm compliance with this Section, provided such audit may not occur more often than once per year, unless an Event of Default has occurred and is continuing. Bank shall have the right, but not the obligation, to take, at Borrower's sole expense, any actions that Borrower is required under this Section to take but which Borrower fails to take, after fifteen (15) days' notice to Borrower. Borrower shall reimburse and indemnify Bank for all reasonable costs and reasonable expenses incurred in the reasonable exercise of its rights under this Section.

6.10        Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

6.11        Post-Closing Requirements.

(a)           No later than thirty (30) days after the Closing Date, Borrower shall have delivered to Bank, evidence reasonably satisfactory to Bank that the endorsements required by Section 6.6 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Bank.

(b)           No later than sixty (60) days after the Closing Date, Borrower shall have delivered to Bank, a landlord's waiver in favor of Bank for Borrower's leased location at 645 Summer St., Boston, MA 02110, by the landlord thereof, together with the duly executed signatures thereto.

7.             NEGATIVE COVENANTS.

Borrower will not do any of the following:

7.1          Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, a "Transfer"), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than: (i) Transfers of Inventory in the ordinary course of business; (ii) Transfers of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; (iii) consisting of Permitted Liens and Permitted Investments; (iv) consisting of the sale or issuance of any stock of Borrower permitted under Section 7.2 of this Agreement; (v) consisting of Borrower's use or transfer of money for the purchase of goods and services in the ordinary course of business and in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents; or (vi) Transfers of worn-out, obsolete or surplus Equipment which was not financed by Bank.

7.2          Change in Business; Change in Control or Executive Office. Engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by Borrower and any business substantially similar or related thereto (or incidental thereto); or cease to conduct business in the manner conducted by Borrower as of the Closing Date; or suffer or permit a Change in Control; or without thirty (30) days prior written notification to Bank, relocate its chief executive office or state of incorporation or change its legal name; or without Bank's prior written consent, change the date on which its fiscal year ends; or suffer a change on its board of directors which results in the failure of at least one (1) managing director of ARCH Venture Partners or its Affiliates to serve as a voting member, in such case without the prior written consent of Bank which may be withheld in Bank's sole discretion.

7.3          Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, provided that a Subsidiary may merge with or into Borrower or another Subsidiary.

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7.4          Indebtedness. Create, incur, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness.

7.5          Encumbrances. Create, incur, assume or suffer to exist any Lien with respect to any of its property (including without limitation, its Intellectual Property), or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or agree with any Person other than Bank not to grant a security interest in, or otherwise encumber, any of its property (including without limitation, its Intellectual Property), or permit any Subsidiary to do so.

7.6          Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, or permit any of its Subsidiaries to do so, except that Borrower may repurchase the stock of former employees pursuant to stock repurchase agreements as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase.

7.7          Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments; or maintain or invest any of its deposit accounts or securities accounts with a Person other than Bank or permit any of its Subsidiaries to do so unless such Person has entered into an account control agreement with Bank in form and substance reasonably satisfactory to Bank; or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower.

7.8          Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm's length transaction with a non-affiliated Person. Without the prior written consent of Bank in its sole and absolute discretion, no part of the proceeds of the Credit Extensions may be used (i) to purchase any asset or securities (A) issued by an Reg W Affiliate of Bank, (B) in respect of which, and during any period when, any Reg W Affiliate of Bank has acted as an underwriter, (C) sold by any Reg W Affiliate of Bank acting as a principal, (D) if the transaction would otherwise result in a violation of Regulation W issued by the Board of Governors of the Federal Reserve System of the United States, as may be amended from time to time, or (E) if the transaction would not comply with 12 C.F.R. 223.16; (ii) to pay, in whole or in part, directly or indirectly, any loan made by any Reg W Affiliate of Bank; or (iii) for the benefit of, or to transfer such proceeds to, any Reg W Affiliate of Bank.

7.9         Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt without Bank's prior written consent.

7.10        Inventory and Equipment. Store the Inventory or the Equipment (other than mobile Equipment such as laptop computers that are in the possession of Borrower's employees or agents) with a bailee, warehouseman, or other third party unless the third party has been notified of Bank's security interest and Bank (a) has received an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Bank's benefit or (b) is in pledge possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment. Store or maintain any Equipment (other than mobile Equipment such as laptop computers that are in the possession of Borrower's employees or agents) or Inventory at a location other than the location set forth in Section 10 of this Agreement.

7.11        Compliance. Become an "investment company" or be controlled by an "investment company," within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose. Fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, fail to comply with the Federal Fair Labor Standards Act or violate any law or regulation, which violation could reasonably be expected to have a Material Adverse Effect, or a material adverse effect on the Collateral or the priority of Bank's Lien on the Collateral, or permit any of its Subsidiaries to do any of the foregoing.

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8.       EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default by Borrower under this Agreement (each an "Event of Default").

8.1         Payment Default. If Borrower fails to pay, when due, any of the Obligations;

8.2          Covenant Default.

(a)                 If Borrower fails to perform any obligation under Sections 6.1, 6.2, 6.3, 6.5, 6.6, 6.7, 6.8, 6.9 or 6.11 or violates any of the covenants contained in Article 7 of this Agreement; or

(b)                If Borrower fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within ten days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the ten day period or cannot after diligent attempts by Borrower be cured within such ten day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made.

8.3       Material Adverse Effect. If there occurs any circumstance or circumstances that could reasonably be expected to have a Material Adverse Effect;

8.4       Attachment. If any portion of Borrower's assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower's assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower's assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Credit Extensions will be required to be made during such cure period);

8.5       Insolvency. If Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within forty-five (45) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

8.6       Other Agreements. If there is a default or other failure to perform in any agreement to which Borrower is a party or by which it is bound resulting in a right by a third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Two Hundred Thousand Dollars ($200,000) or which could reasonably be expected to have a Material Adverse Effect;

8.7       Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred Thousand Dollars ($200,000) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of ten (10) days (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment); or

8.8       Misrepresentations. If any material misrepresentation or material misstatement exists when made now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.

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9.       BANK'S RIGHTS AND REMEDIES.

9.1         Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following (to the extent not prohibited by applicable law), all of which are authorized by Borrower:

(a)                 Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5, all Obligations shall become immediately due and payable without any action by Bank);

(b)                 Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;

(c)                 Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

(d)                 Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate at a location reasonably convenient to Bank and Borrower. Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank's determination appears to be prior or superior to its security interest and to pay all expenses reasonably incurred in connection therewith. With respect to any of Borrower's owned premises, Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge by Borrower, in order to exercise any of Bank's rights or remedies provided herein, at law, in equity, or otherwise;

(e)                 Set off and apply to the Obligations then due any and all (i) balances and deposits of Borrower held by Bank, or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank;

(f)                  Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge by Borrower, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank's exercise of its rights under this Section 9.1, Borrower's rights under all licenses and all franchise agreements shall inure to Bank's benefit;

(g)                 Dispose of the Collateral by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate;

(h)                 Bank may credit bid and purchase at any public sale; and

(i)                  Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

9.2          Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank's designated officers, or employees) as Borrower's true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank's security interest in the Accounts; (b) endorse Borrower's name on any checks or other forms of payment or security that may come into Bank's possession; (c) sign Borrower's name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Borrower's policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; and (g) to file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral. The appointment of Bank as Borrower's attorney in fact, and each and every one of Bank's rights and powers, being coupled with an interest, is irrevocable until all of the Obligations (other than inchoate indemnification or reimbursement obligations) have been fully repaid and performed and Bank's obligation to provide Credit Extensions hereunder is terminated.

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9.3       Accounts Collection. At any time after the occurrence of an Event of Default, Bank may notify any Person owing funds to Borrower of Bank's security interest in such funds and verify the amount of such Account. Borrower shall collect all amounts owing to Borrower for Bank, receive in trust all payments as Bank's trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

9.4       Bank Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrower: (a) make payment of the same or any part thereof; (b) set up such reserves under a loan facility in Section 2.1 as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.6 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

9.5       Bank's Liability for Collateral. So long as Bank complies with applicable law and reasonable banking practices, Bank shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

9.6       Remedies Cumulative. Bank's rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower's part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.

9.7       Demand; Protest. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which Borrower may in any way be liable.

10.       NOTICES. All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Bank or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

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If to Borrower:	908 DEVICES INC. 645 Summer St. Boston, MA 02110 Attn: Joseph H. Griffith, Chief Financial Officer Email: jgriffith@908devices.com

With a copy to:	Goodwin Procter LLP 100 Northern Ave. Boston, MA 02210 Attn: Mark D. Smith Email: marksmith@goodwinlaw.com

If to Bank:	SIGNATURE BANK Signature Bank — Venture Banking Group 565 Fifth Avenue, 12th Floor New York, New York 10017 Attn: Lisa Foussianes Email: lfoussianes@signatureny.com

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11.        GOVERNING LAW. This Agreement shall be deemed to have been made under and shall be governed by the laws of the State of New York (without regard to choice of law principles except as set forth in Section 5-1401 of the New York General Obligations Law) in all respects, including matters of construction, validity and performance, and that none of its terms or provisions may be waived, altered, modified or amended except as Bank may consent thereto in writing duly signed for and on its behalf.

12.        JURISDICTION AND JURY TRIAL WAIVER.

12.1       Borrower hereby irrevocably consents that any suit, legal action or proceeding against borrower or any of its properties with respect to any of the rights or obligations arising directly or indirectly under or relating to this note or any other loan document may be brought in any jurisdiction, including, without limitation, any New York state or United States Federal Court located in the southern district of New York, as Bank may elect, and by execution and delivery of this note, Borrower hereby irrevocably submits to and accepts with regard to any such suit, legal action or proceeding, for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Borrower hereby irrevocably consents to the service of process in any such suit, legal action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, return receipt requested, to borrower at its address set forth herein. The foregoing shall not limit the right of Bank to serve process in any other manner permitted by law or to bring any suit, legal action or proceeding or to obtain execution of judgment in any other jurisdiction.

12.2       Borrower hereby irrevocably waives any objection which borrower may now or hereafter have to the laying of venue of any suit, legal action or proceeding arising directly or indirectly under or relating to this note or any other loan document in any state or federal court located in any jurisdiction, including without limitation, any state or federal court located in the southern district of New York chosen by Bank in accordance with this Section xxii and hereby further irrevocably waives any claim that a court located in the southern district of New York is not a convenient forum for any such suit, legal action or proceeding.

12.3       Borrower hereby irrevocably agrees that any suit, legal action or proceeding commenced by Borrower with respect to any rights or obligations arising directly or indirectly under or relating to this note or any other loan document (except as expressly set forth therein to the contrary) shall be brought exclusively in any New York state or United States Federal Court located in the southern district of New York.

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12.4       Borrower hereby waives any defense or claim based on marshaling of assets or election or remedies or guaranties.

12.5       Borrower and Bank (by its acceptance of this Agreement) hereby irrevocably waive all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to any obligation of Borrower or this note or any other loan document.

13.       GENERAL PROVISIONS.

13.1       Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank's prior written consent, which consent may be granted or withheld in Bank's sole discretion. Bank shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank's obligations, rights and benefits hereunder; provided however so long as no Event of Default has occurred and is continuing Bank shall not assign its obligations, rights or benefits hereunder to (i) any direct competitor of Borrower or (ii) any vulture debt fund.

13.2       Indemnification. Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys' fees and expenses), except for losses caused by Bank's gross negligence or willful misconduct.

13.3       Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

13.4       Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

13.5       Amendments in Writing, Integration. Neither this Agreement nor the Loan Documents can be amended or terminated orally. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the Loan Documents, if any, are merged into this Agreement and the Loan Documents.

13.6       Counterparts/Acceptance. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Bank hereby acknowledges and agrees that this Agreement has been executed and accepted by Bank in the state of New York.

13.7       Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations (other than inchoate indemnification or reimbursement obligations) remain outstanding or Bank has any obligation to make Credit Extensions to Borrower. The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 13.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

13.8       Confidentiality. In handling any confidential information Bank and all employees and agents of Bank, including but not limited to accountants, shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or affiliates of Bank (who agree to be subject to comparable confidentiality obligations) in connection with their present or prospective business relations with Borrower, (ii) to prospective transferees or purchasers of any interest in the Loans who agree to be subject to comparable confidentiality obligations, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Bank and (v) as Bank may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.

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13.9       Patriot Act Notice. Bank notifies Borrower that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the "Patriot Act"), it is required to obtain, verify and record information that identifies Borrower, which information includes names and addresses and other information that will allow Bank to identify Borrower in accordance with the Patriot Act.

13.10     Marketing Consent. Borrower hereby authorizes Bank and its affiliates, at their respective sole expense, and with prior approval by Borrower, to publish such tombstones and give such other publicity to this Agreement as each may from time to time determine in its sole discretion. The foregoing authorization shall remain in effect unless Borrower notifies Bank in writing that such authorization is revoked.

[Balance of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

908 DEVICES INC.

By:	/s/ Joseph H. Griffith IV
Name:	Joseph H. Griffith IV
Title:	Treasurer and Chief Financial Officer

SIGNATURE BANK

By:	/s/ Lisa Foussianes
Name:	Lisa Foussianes
Title:	SVP

[Signature Page to Loan and Security Agreement]

EXHIBIT A

DEBTOR:                             908 DEVICES INC.

SECURED PARTY:            SIGNATURE BANK

COLLATERAL DESCRIPTION ATTACHMENT
TO LOAN AND SECURITY AGREEMENT

All personal property of Borrower (herein referred to as "Borrower" or "Debtor") whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(a)         all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor's books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;

(b)         any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the New York Uniform Commercial Code, as amended or supplemented from time to time.

Notwithstanding the foregoing, the Collateral shall not include (1) any permit, approval or license issued or granted by a governmental authority to the extent that the grant by Borrower of a security interest to Bank therein is prohibited by applicable law or would result in the termination or revocation thereof, or (2) any copyrights, patents, trademarks, servicemarks and applications therefor, now owned or hereafter acquired, or any claims for damages by way of any past, present and future infringement of any of the foregoing (collectively, the "Intellectual Property"); provided, however, that the Collateral shall include all accounts and general intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the foregoing (the "Rights to Payment"). Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of the Closing Date, include the Intellectual Property to the extent necessary to permit perfection of Bank's security interest in the Rights to Payment.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

SCHEDULE OF EXCEPTIONS

[***]

CORPORATE RESOLUTIONS TO BORROW

Borrower: 908 DEVICES INC.

I, the undersigned Secretary or Assistant Secretary of 908 DEVICES INC. (the "Corporation"), HEREBY CERTIFY that the Corporation is organized and existing under and by virtue of the laws of the State of Delaware.

I FURTHER CERTIFY that attached hereto as Attachments 1 and 2 are true and complete copies of the Certificate of Incorporation, as amended, and the Bylaws of the Corporation, each of which is in full force and effect on the date hereof.

I FURTHER CERTIFY that at a meeting of the Directors of the Corporation, duly called and held, at which a quorum was present and voting (or by other duly authorized corporate action in lieu of a meeting), the following resolutions (the "Resolutions") were adopted.

BE IT RESOLVED, that any one (1) of the following named officers, employees, or agents of this Corporation, whose actual signatures are shown below:

NAMES	POSITION	ACTUAL SIGNATURES

Kevin J. Knopp	President and Chief Execute Officer
Joseph H. Griffith IV	Treasurer and Chief Financial Officer

acting for and on behalf of this Corporation and as its act and deed be, and they hereby are, authorized and empowered:

Borrow Money. To borrow from time to time from SIGNATURE BANK ("Bank"), on such terms as may be agreed upon between the officers, employees, or agents of the Corporation and Bank, such sum or sums of money as in their judgment should be borrowed, without limitation.

Execute Loan Documents. To execute and deliver to Bank that certain Loan and Security Agreement dated as of (the "Loan Agreement") and any other agreement entered into between Corporation and Bank in connection with the Loan Agreement, including any amendments, all as amended or extended from time to time (collectively, with the Loan Agreement, the "Loan Documents"), and also to execute and deliver to Bank one or more renewals, extensions, modifications, refinancings, consolidations, or substitutions for the Loan Documents, or any portion thereof.

Grant Security. To grant a security interest to Bank in the Collateral described in the Loan Documents, which security interest shall secure all of the Corporation's Obligations, as described in the Loan Documents.

Negotiate Items. To draw, endorse, and discount with Bank all drafts, trade acceptances, promissory notes, or other evidences of indebtedness payable to or belonging to the Corporation or in which the Corporation may have an interest, and either to receive cash for the same or to cause such proceeds to be credited to the account of the Corporation with Bank, or to cause such other disposition of the proceeds derived therefrom as they may deem advisable.

Warrants. To issue Bank warrants to purchase the Corporation's capital stock.

Letters of Credit. To execute letter of credit applications and other related documents pertaining to Bank's issuance of letters of credit.

Corporate Credit Cards. To execute corporate credit card applications and agreements and other related documents pertaining to Bank's provision of corporate credit cards.

Further Acts. In the case of lines of credit, to designate additional or alternate individuals as being authorized to request advances thereunder, and in all cases, to do and perform such other acts and things, to pay any and all fees and costs, and to execute and deliver such other documents and agreements as they may in their discretion deem reasonably necessary or proper in order to carry into effect the provisions of these Resolutions.

BE IT FURTHER RESOLVED, that any and all acts authorized pursuant to these resolutions and performed prior to the passage of these resolutions are hereby ratified and approved, that these Resolutions shall remain in full force and effect and Bank may rely on these Resolutions until written notice of their revocation shall have been delivered to and received by Bank. Any such notice shall not affect any of the Corporation's agreements or commitments in effect at the time notice is given.

I FURTHER CERTIFY that the officers, employees, and agents named above are duly elected, appointed, or employed by or for the Corporation, as the case may be, and occupy the positions set forth opposite their respective names; that the foregoing Resolutions now stand of record on the books of the Corporation; and that the Resolutions are in full force and effect and have not been modified or revoked in any manner whatsoever.

IN WITNESS WHEREOF, I have hereunto set my hand on August 29, 2019 and attest that the signatures set opposite the names listed above are their genuine signatures.

CERTIFIED AND ATTESTED BY:

X
Christopher Brown
Secretary of Borrower

ATTACHMENT A

CERTIFICATE OF INCORPORATION

Attachment A

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State of Delaware Secretary of State Division of Corporations Delivered 03:36 PM 04/11/2019 FILED 03:36 PM 04/11/2019 SR 20192766060 - File Number 5103607

FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

908 DEVICES INC.

908 Devices Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

FIRST: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on February 10, 2012 under the name "908 Devices Inc."

SECOND: The Fifth Amended and Restated Certificate of Incorporation of the Corporation in the form attached hereto as Exhibit A has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.

THIRD: The Fifth Amended and Restated Certificate of Incorporation so adopted reads in full as set forth in Exhibit A attached hereto and is hereby incorporated herein by this reference.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by the President this 11th day of April, 2019.

908 DEVICES INC.

By:	/s/ Kevin Knopp
Kevin Knopp, President

4

EXHIBIT A

FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

908 DEVICES INC.

ARTICLE I

The name of the Corporation is 908 Devices Inc.

ARTICLE II

The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

The total number of shares of capital stock which the Corporation shall have authority to issue is 61,061,965, of which (i) 24,121,106 shares shall be preferred stock, par value $0.001 per share (the "Preferred Stock"), and (ii) 36,940,859 shares shall be common stock, par value $0.001 per share (the "Common Stock").

The voting powers, designations, preferences, powers and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of each class of capital stock of the Corporation, shall be as provided in this Article IV.

A.             PREFERRED STOCK

1.           Designation. A total of 8,490,778 shares of the Corporation's Preferred Stock shall be designated as a series known as Series A Participating Convertible Preferred Stock, par value $0.001 per share (the "Series A Preferred Stock"). A total of 4,650,216 shares of the Corporation's Preferred Stock shall be designated as a series known as Series B Participating Convertible Preferred Stock, par value $0.001 per share (the "Series B Preferred Stock"). A total of 3,788,068 shares of the Corporation's Preferred Stock shall be designated as a series known as Series C Participating Convertible Preferred Stock, par value $0.001 per share (the "Series C Preferred Stock"). A total of 4,409,850 shares of the Corporation's Preferred Stock shall be designated as a series known as Series D Participating Convertible Preferred Stock, par value $0.001 per share (the "Series D Preferred Stock"). A total of 2,782,194 shares of the Corporation's Preferred Stock shall be designated as a series known as Series E Participating Convertible Preferred Stock, par value $0.001 per share (the "Series E Preferred Stock").

2.            Voting.

(a)           Election of Series A Director. The holders of outstanding shares of Series A Preferred Stock shall, voting together as a single class, be entitled to elect one (1) Director of the Corporation (a "Series A Director"). Except as provided in Section A.2(a)(iv) below, such Director shall be elected by a plurality vote, with the elected candidate being the candidate receiving the greatest number of affirmative votes (with each holder of Series A Preferred Stock entitled to cast one vote for or against each candidate with respect to each share of Series A Preferred Stock held by such holder) of the outstanding shares of Series A Preferred Stock, with votes cast against such candidates and votes withheld having no legal effect. The election of such Director shall occur (i) at the annual meeting of holders of capital stock, (ii) at any special meeting of holders of capital stock if such meeting is called for the purpose of electing directors, (iii) at any special meeting of holders of Series A Preferred Stock called by holders of not less than a majority of the outstanding shares of Series A Preferred Stock or (iv) by the written consent of holders of a majority of the outstanding shares of Series A Preferred Stock. If at any time when any share of Series A Preferred Stock is outstanding any such Director should cease to be a Director for any reason, the vacancy shall only be filled by the vote or written consent of the holders of the outstanding shares of Series A Preferred Stock, voting together as a separate class, in the manner and on the basis specified above or as otherwise provided by law. The holders of outstanding shares of Series A Preferred Stock may, in their sole discretion, determine not to elect one or more Directors as provided herein from time to time, and during any such period the Board of Directors shall not be deemed unduly constituted solely as a result of such vacancy.

(b)           Election of Series B Director. The holders of outstanding shares of Series B Preferred Stock shall, voting together as a single class, be entitled to elect one (1) Director of the Corporation (a "Series B Director"). Except as provided in Section A.2(b)(iv) below, such Director shall be elected by a plurality vote, with the elected candidate being the candidate receiving the greatest number of affirmative votes (with each holder of Series B Preferred Stock entitled to cast one vote for or against each candidate with respect to each share of Series B Preferred Stock held by such holder) of the outstanding shares of Series B Preferred Stock, with votes cast against such candidates and votes withheld having no legal effect. The election of such Directors shall occur (i) at the annual meeting of holders of capital stock, (ii) at any special meeting of holders of capital stock if such meeting is called for the purpose of electing directors, (iii) at any special meeting of holders of Series B Preferred Stock called by holders of not less than a majority of the outstanding shares of Series B Preferred Stock or (iv) by the written consent of holders of a majority of the outstanding shares of Series B Preferred Stock. If at any time when any share of Series B Preferred Stock is outstanding any such Director should cease to be a Director for any reason, the vacancy shall only be filled by the vote or written consent of the holders of the outstanding shares of Series B Preferred Stock, voting together as a separate class, in the manner and on the basis specified above or as otherwise provided by law. The holders of outstanding shares of Series B Preferred Stock may, in their sole discretion, determine not to elect such Director as provided herein from time to time, and during any such period the Board of Directors shall not be deemed unduly constituted solely as a result of such vacancy.

(c)           Election of Series E Director. The holders of outstanding shares of Series E Preferred Stock shall, voting together as a single class, be entitled to elect one (1) Director of the Corporation (a "Series E Director," and collectively with the Series A Director and Series B Director, the "Preferred Directors"). Except as provided in Section A.2(c)(iv) below, such Director shall be elected by a plurality vote, with the elected candidate being the candidate receiving the greatest number of affirmative votes (with each holder of Series E Preferred Stock entitled to cast one vote for or against each candidate with respect to each share of Series E Preferred Stock held by such holder) of the outstanding shares of Series E Preferred Stock, with votes cast against such candidates and votes withheld having no legal effect. The election of such Directors shall occur (i) at the annual meeting of holders of capital stock, (ii) at any special meeting of holders of capital stock if such meeting is called for the purpose of electing directors, (iii) at any special meeting of holders of Series E Preferred Stock called by holders of not less than a majority of the outstanding shares of Series E Preferred Stock or (iv) by the written consent of holders of a majority of the outstanding shares of Series E Preferred Stock. If at any time when any share of Series E Preferred Stock is outstanding any such Director should cease to be a Director for any reason, the vacancy shall only be filled by the vote or written consent of the holders of the outstanding shares of Series E Preferred Stock, voting together as a separate class, in the manner and on the basis specified above or as otherwise provided by law. The holders of outstanding shares of Series E Preferred Stock may, in their sole discretion, determine not to elect such Director as provided herein from time to time, and during any such period the Board of Directors shall not be deemed unduly constituted solely as a result of such vacancy.

(d)           Election of Remaining Directors. The holders of record of the shares of Common Stock and of any other class or series of voting stock (including the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock), exclusively and voting together as a single class, shall be entitled to elect the balance of the total number of directors of the Corporation not elected pursuant to Sections A.2(a), A.2(b), and A.2(c).

(e)           Voting Generally. Each outstanding share of Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which such share of Preferred Stock is then convertible pursuant to Section A.6 hereof as of the record date for the vote or written consent of stockholders, if applicable. Each holder of outstanding shares of Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the by-laws of the Corporation (the "By-laws") and shall vote with holders of the Common Stock, voting together as a single class, upon all matters submitted to a vote of stockholders, excluding those matters required to be submitted to a class or series vote pursuant to the terms hereof (including, without limitation, Section A.8) or by law.

3.           Dividends.

(a)           The holders of shares of Series E Preferred Stock, in preference to the holders of Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock and Common Stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, noncumulative dividends at the rate of eight percent (8%) per share of the Series E Original Issue Price per annum (as adjusted for subsequent stock dividends, stock splits, combinations, recapitalizations or the like with respect to such share) from the date of original issuance of such share (the "Closing Date").

(b)           The holders of shares of Series D Preferred Stock, in preference to the holders of Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock and Common Stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, noncumulative dividends at the rate of eight percent (8%) per share of the Series D Original Issue Price per annum (as adjusted for subsequent stock dividends, stock splits, combinations, recapitalizations or the like with respect to such share) from the Closing Date with respect to such share.

(c)           The holders of shares of Series C Preferred Stock, in preference to the holders of Series B Preferred Stock, Series A Preferred Stock and Common Stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, noncumulative dividends at the rate of eight percent (8%) per share of the Series C Original Issue Price per annum (as adjusted for subsequent stock dividends, stock splits, combinations, recapitalizations or the like with respect to such share) from the Closing Date with respect to such share.

(d)           The holders of shares of Series B Preferred Stock and Series A Preferred Stock, in preference to the holders of Common Stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, noncumulative dividends at the rate of eight percent (8%) per share of the applicable Original Issue Price of such series of Preferred Stock per annum (as adjusted for subsequent stock dividends, stock splits, combinations, recapitalizations or the like with respect to such share) from the Closing Date with respect to such share.

(e)            Subject to obtaining any consent required under Section A.8(f) below, after the foregoing dividends on the Preferred Stock shall have been paid, then the Corporation may (when, as and if declared by the Board of Directors) declare and distribute in such year dividends among the holders of Preferred Stock and the holders of Common Stock pro rata based on the number of shares of Common Stock held by each, determined on an as-if-converted basis (assuming full conversion of all such shares of such series of Preferred Stock) as of the record date with respect to the declaration of such dividends. For the avoidance of doubt, the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall participate on a pari passu basis in any distribution or dividend declared or paid to the Common Stock or any series of Preferred Stock ranking junior to the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock on the basis of the number of shares of Common Stock into which it is then convertible.

4.           Liquidation; Merger, etc.

(a)           Series E Preferred Stock Liquidation Preference. Upon any liquidation, dissolution or winding up of the Corporation and its subsidiaries, whether voluntary or involuntary (a "Liquidation Event"), each holder of outstanding shares of Series E Preferred Stock shall be entitled to be paid in cash, before any amount shall be paid or distributed to the holders of the Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock, Common Stock or any other capital stock ranking on liquidation junior to the Series E Preferred Stock, an amount (the "Series E Preference Amount") per share equal to (A) $6.29 (as adjusted for any stock splits, stock dividends, combinations, recapitalizations and the like, the "Series E Original Issue Price"), plus (B) an amount equal to all declared but unpaid dividends on such share of Series E Preferred Stock (such amount to be adjusted for any stock splits, stock dividends, combinations, recapitalizations and the like). If the amounts available for distribution by the Corporation to holders of Series E Preferred Stock upon a Liquidation Event are not sufficient to pay the aggregate Series E Preference Amount due to such holders, such holders of Series E Preferred Stock shall share ratably on a pari passu basis in any distribution in connection with such Liquidation Event in proportion to the full respective preferential amounts to which they are entitled with respect to shares of Series E Preferred Stock.

(b)           Series D Preferred Stock Liquidation Preference. Upon any Liquidation Event, following payment of the Series E Preference Amount, each holder of outstanding shares of Series D Preferred Stock shall be entitled to be paid in cash, before any amount shall be paid or distributed to the holders of the Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock, Common Stock or any other capital stock ranking on liquidation junior to the Series D Preferred Stock, an amount (the "Series D Preference Amount") per share equal to (A) $5.6351 (as adjusted for any stock splits, stock dividends, combinations, recapitalizations and the like, the "Series D Original Issue Price"), plus (B) an amount equal to all declared but unpaid dividends on such share of Series D Preferred Stock (such amount to be adjusted for any stock splits, stock dividends, combinations, recapitalizations and the like). If the amounts available for distribution by the Corporation to holders of Series D Preferred Stock upon a Liquidation Event are not sufficient to pay the aggregate Series D Preference Amount due to such holders, such holders of Series D Preferred Stock shall share ratably on a pari passu basis in any distribution in connection with such Liquidation Event in proportion to the full respective preferential amounts to which they are entitled with respect to shares of Series D Preferred Stock.

(c)           Series C Preferred Stock Liquidation Preference. Upon any Liquidation Event, following payment of each of the Series E Preference Amount and the Series D Preference Amount, each holder of outstanding shares of Series C Preferred Stock shall be entitled to be paid in cash, before any amount shall be paid or distributed to the holders of the Series B Preferred Stock, Series A Preferred Stock, Common Stock or any other capital stock ranking on liquidation junior to the Series C Preferred Stock, an amount (the "Series C Preference Amount") per share equal to (A) $3.45 (as adjusted for any stock splits, stock dividends, combinations, recapitalizations and the like, the "Series C Original Issue Price"), plus (B) an amount equal to all declared but unpaid dividends on such share of Series C Preferred Stock (such amount to be adjusted for any stock splits, stock dividends, combinations, recapitalizations and the like). If the amounts available for distribution by the Corporation to holders of Series C Preferred Stock upon a Liquidation Event are not sufficient to pay the aggregate Series C Preference Amount due to such holders, such holders of Series C Preferred Stock shall share ratably on a pari passu basis in any distribution in connection with such Liquidation Event in proportion to the full respective preferential amounts to which they are entitled with respect to shares of Series C Preferred Stock.

(d)           Series A and B Preferred Stock Liquidation Preference. Upon a Liquidation Event, following payment of each of the Series E Preference Amount, Series D Preference Amount and Series C Preference Amount in full, each holder of outstanding shares of Series A Preferred Stock and Series B Preferred Stock shall be entitled to be paid in cash, before any amount shall be paid or distributed to the holders of the Common Stock or any other capital stock ranking on liquidation junior to the Series A Preferred Stock and Series B Preferred Stock (the Common Stock and such other capital stock being referred to collectively as, "Junior Stock"), an amount per share equal to (x) in the case of the Series A Preferred Stock (the "Series A Preference Amount"), (A) $1.00 (as adjusted for any stock splits, stock dividends, combinations, recapitalizations and the like, the "Series A Original Issue Price"), plus (B) an amount equal to all declared but unpaid dividends on such share of Series A Preferred Stock (such amount to be adjusted for any stock splits, stock dividends, combinations, recapitalizations and the like) and (y) in the case of the Series B Preferred Stock (the "Series B Preference Amount"), (A) $1.801 (as adjusted for any stock splits, stock dividends, combinations, recapitalizations and the like, the "Series B Original Issue Price"), plus (B) an amount equal to all declared but unpaid dividends on such share of Series B Preferred Stock (such amount to be adjusted for any stock splits, stock dividends, combinations, recapitalizations and the like). The "Original Issue Price" shall mean the Series A Original Issue Price, in the case of the Series A Preferred Stock, the Series B Original Issue Price, in the case of the Series B Preferred Stock, the Series C Original Issue Price, in the case of the Series C Preferred Stock, the Series D Original Issue Price, in the case of the Series D Preferred Stock and the Series E Original Issue Price, in the case of the Series E Preferred Stock. If the amounts available for distribution by the Corporation to holders of Series A Preferred Stock and Series B Preferred Stock upon a Liquidation Event are not sufficient to pay the aggregate Series A Preference Amount and Series B Preference Amount due to such holders, such holders of Series A Preferred Stock and Series B Preferred Stock shall share ratably on a pari passu basis in any distribution in connection with such Liquidation Event in proportion to the full respective preferential amounts to which they are entitled with respect to shares of Series A Preferred Stock and/or Series B Preferred Stock.

(e)           Participation Rights. If the assets and funds of the Corporation legally available for distribution to the Corporation's stockholders exceed the aggregate preferential amounts payable to the holders of Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock pursuant to Sections A.4(a), A.4(b), A.4(c) and A.4(d), then, after such preferential amounts (including the full Series E Preference Amount, Series D Preference Amount, Series C Preference Amount, Series B Preference Amount and Series A Preference Amount) shall have been paid, the remaining assets and funds of the Corporation available for distribution to the Corporation's stockholders shall be distributed, subject to Section A.4(i), ratably among the holders of shares of Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock and Common Stock, in each case in accordance with their terms (where each outstanding share of Preferred Stock is treated for this purpose as having been converted into the largest number of shares of Common Stock into which such share of Preferred Stock could then be converted pursuant to Section A.6) until (i) for the holders of Series E Preferred Stock, the aggregate amount of the payments made to such holders pursuant to Section A.4(a) and this Section A.4(e) equals two and one half times the aggregate Series E Preference Amount, (ii) for the holders of Series D Preferred Stock, the aggregate amount of the payments made to such holders pursuant to Section A.4(b) and this Section A.4(e) equals two times the aggregate Series D Preference Amount, (iii) for the holders of Series C Preferred Stock, the aggregate amount of the payments made to such holders pursuant to Section A.4(c) and this Section A.4(e) equals three times the aggregate Series C Preference Amount, (iv) for the holders of Series B Preferred Stock, the aggregate amount of the payments made to such holders pursuant to Section A.4(d) and this Section A.4(e) equals three times the aggregate Series B Preference Amount, and (v) for the holders of Series A Preferred Stock, the aggregate amount of the payments made to such holders pursuant to Section A.4(d) and this Section A.4(e) equals four times the aggregate Series A Preference Amount. Thereafter, any remaining assets and funds of the Corporation available for distribution to the Corporation's stockholders shall be distributed ratably among the holders of Common Stock. In the event that a share of Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock and/or Series A Preferred Stock would be entitled to an amount in excess of amounts that such share would be entitled to pursuant to the foregoing provisions of Sections A.4(a) through (e) in connection with a Liquidation Event, if such share of Preferred Stock was converted to a share of Common Stock pursuant to Section A.6(a) as of immediately prior to the Liquidation Event and shared ratably in any distribution in connection with such Liquidation Event on an as converted to Common Stock basis, then such share shall be deemed to have so converted.

(f)            Deemed Liquidation Events. Each of the following events shall be treated as a Liquidation Event, unless the holders of (i) a majority of the voting power of the outstanding shares of Preferred Stock voting together as a single class (a "Majority Interest") and (ii) a majority of the outstanding shares of Series E Preferred Stock (the "Series E Deemed Liquidation Consent") elect otherwise; provided however, if the amounts available for distribution by the Corporation to holders of Series D Preferred Stock upon such Liquidation Event would not be sufficient to pay the aggregate Series D Preference Amount if such event was treated as a Liquidation Event, such waiver shall also require the written election of the holders of not less than sixty percent (60%) of the Series D Preferred Stock then outstanding (the "Series D Deemed Liquidation Consent"), provided further, that the Series E Deemed Liquidation Consent and the Series D Deemed Liquidation Consent shall not be required in connection with a Change of Control Transaction in which (i) the holders of capital stock of the Corporation immediately prior to such Change of Control Transaction continue to hold at least thirty five percent (35%) of the voting power of the capital stock of the surviving business entity in equal proportion to their holdings prior to such Change of Control Transaction, (ii) no cash consideration is paid to any holder of capital stock of the Corporation in such holder's capacity as a holder of capital stock of the Corporation, (iii) the acquirer in such transaction does not have an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act") and (iv) there is no readily available public market for the capital stock received by the holders of capital stock of the Corporation in connection with such transaction: (A) any merger or consolidation of the Corporation into or with another business entity (except one in which the shares of capital stock of the Corporation immediately prior to such merger or consolidation continue to represent at least a majority of the voting power of the capital stock of the surviving business entity) (a "Change of Control Transaction"), (B) any sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, of all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole (an "Asset Sale"), or (C) a sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, of all or substantially all of the Corporation's and its subsidiaries' intellectual property (together with any Asset Sale, each a "Disposition"). All consideration payable to the stockholders of the Corporation in connection with any such Change of Control Transaction, or all consideration payable to the Corporation, together with all other available assets of the Corporation (net of obligations owed by the Corporation that are senior to the Preferred Stock), in connection with any Disposition, upon the consummation of such Change of Control Transaction, shall be, as applicable, paid by the purchaser to the holders of, or distributed by the Corporation in redemption (out of funds legally available therefor) of, the Preferred Stock and any Junior Stock in accordance with the preferences and priorities set forth in Sections A.4(a), A.4(b), A.4(c), A.4(d) and A.4(e) above, with such preferences and priorities specifically intended to be applicable in any such Change of Control Transaction or Disposition, as if any such transaction were a Liquidation Event. In furtherance of the foregoing, the Corporation shall take such actions as are necessary to give effect to the provisions of this Section A.4(f), including without limitation, (1) in the case of a Change of Control Transaction, causing the definitive agreement relating to such Change of Control Transaction to provide for a rate at which the shares of Preferred Stock are converted into or exchanged for cash, new securities or other property which gives effect to the preferences and priorities set forth in Sections A.4(a), A.4(b), A.4(c), A.4(d) and A.4(e), or (2) in the case of a Disposition, redeeming the Preferred Stock in a manner that gives effect to the preferences and priorities set forth in Sections A.4(a), A.4(b), A.4(c), A.4(d) and A.4(e). The Corporation shall promptly provide to the holders of shares of Preferred Stock such information concerning the terms of such Change of Control Transaction or Disposition, and the value of the assets of the Corporation as may reasonably be requested by the holders of Preferred Stock. The amount deemed distributed to the holders of Preferred Stock upon any such transaction shall be the cash or the value of the property, rights or securities distributed to such holders by the Corporation or the acquiring person, firm or other entity, as applicable.

(g)           Valuation of Securities or Other Non-Cash Consideration. For purposes of valuing any securities or other noncash consideration to be delivered to the holders of the Preferred Stock in connection with any transaction to which Section A.4(f) is applicable, the following shall apply:

(i)            If any such securities are traded on a nationally recognized securities exchange or inter dealer quotation system, the value shall be deemed to be the average of the closing prices of such securities on such exchange or system over the 30 day period ending three (3) business days prior to the closing;

(ii)           If any such securities are traded over the counter, the value shall be deemed to be the average of the closing bid prices of such securities over the 30 day period ending three (3) business days prior to the closing; and

(iii)          If there is no active public market for such securities or other noncash consideration, the value shall be the fair market value thereof, as determined by the Board of Directors (including at least two of the Preferred Directors) in good faith, provided that if a Majority Interest objects to such valuation, the valuation shall be determined by a mutually agreed to investment banker, the fees of which shall be paid by the Corporation.

(h)           Allocation. In the event of a Liquidation Event pursuant to Section A.4(f), if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow and/or is payable to the stockholders of the Corporation subject to contingencies, the definitive agreement relating to such Liquidation Event shall provide that (i) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the "Initial Consideration") shall be allocated among the holders of capital stock of the Corporation in accordance with Sections A.4(a), A.4(b), A.4(c), A.4(d) and A.4(e) as if the Initial Consideration were the only consideration payable in connection with such Liquidation Event and (ii) any additional consideration which becomes payable to the stockholders of the Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Sections A.4(a), A.4(b), A.4(c), A.4(d) and A.4(e) after taking into account the previous payment of the Initial Consideration as part of the same transaction.

(i)            Series E Preferred Stock Proceeds. Notwithstanding anything set forth in this Section A.4 to the contrary, in the event of any liquidation, dissolution or winding up of the Corporation and its subsidiaries, including any event treated as a Liquidation Event pursuant to A.4(f), in which net proceeds to the Corporation's equity holders (whether paid directly in a Change of Control Transaction or by redemption in a Disposition) is above One Hundred Seventy Five Million Dollars ($175,000,000), the Series E Preferred Stock will be entitled to receive total proceeds per share (treating escrow, holdback, earnouts and other contingent consideration in a manner consistent with Section A.4(h) herein) in an amount equal to no less than two times the Series E Original Issue Price prior to any distribution of such proceeds to other shares of capital stock.

5.           Redemption.

(a)            Optional Redemption; Redemption Date. At any time on or after April 11th, 2024, the holder(s) of a Majority Interest may elect to have all (but not less than all) of the outstanding shares of Preferred Stock redeemed. In such event, the Corporation shall redeem all (but not less than all) of the outstanding shares of Preferred Stock, out of funds legally available therefor, for an amount equal to the aggregate Redemption Price specified in Section A.5(b). Any election by a Majority Interest pursuant to this Section A.5(a) shall be made by written notice to the Corporation and the other holders of Preferred Stock at least fifteen (15) days prior to the elected redemption date (the "Redemption Date"). Upon such election, all holders of Preferred Stock shall be deemed to have elected to have their shares of Preferred Stock redeemed pursuant to this Section A.5(a) and such election shall bind all holders of Preferred Stock. Notwithstanding anything to the contrary contained herein, (i) each holder of shares of Preferred Stock shall have the right to elect to give effect to the conversion rights contained in Section A.6(a) instead of giving effect to the provisions contained in this Section A.5(a) with respect to the shares of Preferred Stock held by such holder, and (ii) each holder of Series E Preferred Stock shall have the right to opt out of such election to redeem shares of Series E Preferred Stock, instead of giving effect to the provisions contained in Section A.5(a) with respect to the shares of Series E Preferred Stock held by such holder.

(b)           Redemption Price. The price for each share of Preferred Stock redeemed pursuant to this Section A.5 shall be an amount equal to, (i) in the case of the Series A Preferred Stock, the Series A Original Issue Price plus an amount equal to all declared but unpaid dividends on such share of Series A Preferred Stock (such amount to be adjusted for any stock splits, stock dividends, combinations, recapitalizations and the like), (ii) in the case of the Series B Preferred Stock, the Series B Original Issue Price plus an amount equal to all declared but unpaid dividends on such share of Series B Preferred Stock (such amount to be adjusted for any stock splits, stock dividends, combinations, recapitalizations and the like), (iii) in the case of the Series C Preferred Stock, the Series C Original Issue Price plus an amount equal to all declared but unpaid dividends on such share of Series C Preferred Stock (such amount to be adjusted for any stock splits, stock dividends, combinations, recapitalizations and the like), (iv) in the case of the Series D Preferred Stock, the Series D Original Issue Price plus an amount equal to all declared but unpaid dividends on such share of Series D Preferred Stock (such amount to be adjusted for any stock splits, stock dividends, combinations, recapitalizations and the like), and (v) in the case of the Series E Preferred Stock, the Series E Original Issue Price plus an amount equal to all declared but unpaid dividends on such share of Series E Preferred Stock (such amount to be adjusted for any stock splits, stock dividends, combinations, recapitalizations and the like) (the "Redemption Price"). The aggregate Redemption Price shall be payable in cash in immediately available funds to the respective holders of the Preferred Stock on the Redemption Date in accordance with the preferences and priorities set forth in Sections A.4(a), A.4(b), A.4(c), A.4(d) and A.4(e) above.

(c)            Insufficient Funds. If the funds of the Corporation legally available to redeem shares of Preferred Stock on the Redemption Date are insufficient to redeem the total number of such shares required to be redeemed on such date, the Corporation shall (i) take any action necessary or appropriate, to the extent reasonably within its control, to remove promptly any impediments to its ability to redeem the total number of shares of Preferred Stock required to be so redeemed, including, without limitation, (A) to the extent permissible under applicable law, reducing the stated capital of the Corporation or causing a revaluation of the assets of the Corporation under Section 154 of the Delaware General Corporation Law to create sufficient surplus to make such redemption and (B) incurring any indebtedness necessary to make such redemption, and (ii) in any event, use any funds that are legally available to redeem the maximum possible number of such shares from the holders of such shares to be redeemed in proportion to the respective number of such shares that otherwise would have been redeemed if all such shares had been redeemed in full. At any time thereafter when additional funds of the Corporation are legally available to redeem such shares of Preferred Stock, the Corporation shall immediately use such funds to redeem the balance of the shares that the Corporation became obligated to redeem on the Redemption Date (but which it has not yet redeemed) at such applicable Redemption Price to the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock in accordance with the preferences and priorities set forth in Sections A.4(a), A.4(b), A.4(c), A.4(d) and A.4(e) above (with all shares of Series E Preferred Stock to be redeemed prior to any other shares of Preferred Stock).

(d)           Interest. If any shares of Preferred Stock are not redeemed on the Redemption Date for any reason, all such unredeemed shares shall remain outstanding and entitled to all the rights and preferences provided herein, and the Corporation shall pay interest on the Redemption Price applicable to such unredeemed shares at an aggregate per annum rate equal to twelve percent (12%), with such interest to accrue daily in arrears and to be compounded annually; provided, however, that in no event shall such interest exceed the maximum permitted rate of interest under applicable law (the "Maximum Permitted Rate"). In the event that fulfillment of any provision hereof results in such rate of interest being in excess of the Maximum Permitted Rate, the amount of interest required to be paid hereunder shall automatically be reduced to eliminate such excess; provided, however, that any subsequent increase in the Maximum Permitted Rate shall be retroactively effective to the applicable Redemption Date to the extent permitted by law.

6.           Conversion. Shares of Preferred Stock shall be converted into Common Stock in accordance with the following:

(a)            Voluntary Conversion. The holders of shares of Preferred Stock may convert such shares into Common Stock at any time after the date of issuance of such shares of Preferred Stock as follows:

(i)            Upon the written election of the holder thereof and without payment of any additional consideration, each outstanding share of Preferred Stock held by such holder shall be converted into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (A) the applicable Original Issue Price plus an amount equal to all declared but unpaid dividends on such share of Preferred Stock (such amount to be adjusted for any stock splits, stock dividends, combinations, recapitalizations and the like), by (B) the applicable Conversion Price at the time in effect for such series of Preferred Stock (such quotient, the "Conversion Rate"). The initial "Conversion Price" per share for shares of Preferred Stock shall be the Original Issue Price for such series of Preferred Stock, subject to adjustment as set forth in Section A.7. Any election by a holder of Preferred Stock pursuant to this Section A.6(a)(i) shall be made by written notice to the Corporation, and such notice may be given at any time and from time to time after the Closing Date and through and including the day which is one (1) day prior to the Redemption Date or the closing of any transaction contemplated by Section A.4(e).

(ii)           Upon the written election of both (i) a Majority Interest and (ii) holders of a majority of shares of Series E Preferred Stock then outstanding (a "Series E Majority"), without the payment of any additional consideration, all (but not less than all) of the outstanding shares of Preferred Stock shall be converted into fully paid and nonassessable shares of Common Stock at the applicable Conversion Rate. Any election by a Majority Interest pursuant to this Section A.6(a)(ii) shall be made by written notice to the Corporation and the other holders of Preferred Stock, and such notice may be given at any time after the Closing Date through and including the date which is one (1) day prior to the closing of any transaction contemplated by Section A.4(e). Upon such election, all holders of the Preferred Stock shall be deemed to have elected to voluntarily convert all outstanding shares of Preferred Stock into shares of Common Stock pursuant to this Section A.6(a)(ii) and such election shall bind all holders of Preferred Stock. Notwithstanding the foregoing, in the event a conversion pursuant to this Section A.6(a)(ii) is to occur in connection with a Liquidation Event, and the amounts available for distribution by the Corporation to holders of Series D Preferred Stock upon such Liquidation Event would not be sufficient to pay the aggregate Series D Preference Amount due to such holders, solely for purposes of this Section A.6(a)(ii) as it applies to the Series D Preferred Stock, in addition to the written election of a Majority Interest, the written election of the holders of not less than sixty percent (60%) of the Series D Preferred Stock then outstanding shall be required to consent to the conversion of all of the outstanding shares of Series D Preferred Stock into shares of Common Stock (the "Series D Conversion Approval").

(b)          Automatic Conversion. Each share of Preferred Stock shall automatically be converted, without the payment of any additional consideration, into fully paid and nonassessable shares of Common Stock at the applicable Conversion Rate as of, and in all cases subject to, the closing of the Corporation's first underwritten public offering on a firm commitment basis pursuant to an effective registration statement under the Securities Act covering the offer and sale of Common Stock (i) at a price per share of Common Stock of not less than $7.86 (appropriately adjusted for stock splits, stock dividends, combinations, recapitalizations and the like), and (ii) with respect to which the Corporation receives aggregate net proceeds attributable to sales for the account of the Corporation (before deduction of underwriting discounts and commissions) of not less than $40,000,000 (a "QPO"). If a closing of a QPO occurs, all outstanding shares of Preferred Stock shall be deemed to have been converted into shares of Common Stock immediately prior to such closing.

(c)           Procedure for Conversion.

(i)          Voluntary Conversion. Upon election to convert pursuant to Section A.6(a)(i), the relevant holder or holders of Preferred Stock shall surrender the certificate or certificates representing the shares of Preferred Stock being converted to the Corporation, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) or shall deliver an affidavit of loss to the Corporation, at its principal executive office or such other place as the Corporation may from time to time designate by notice to the holders of the Preferred Stock. Upon surrender of such certificate(s) or delivery of an affidavit of loss, the Corporation shall issue and send by hand delivery, by courier or by first class mail (postage prepaid) to the holder thereof or to such holder's designee, at the address designated by such holder, certificates for the number of shares of Common Stock to which such holder shall be entitled upon conversion. The issuance of certificates for Common Stock upon conversion of Preferred Stock shall be deemed effective as of the date of surrender of such Preferred Stock certificates or delivery of such affidavit of loss and will be made without charge to the holders of such shares for any issuance tax in respect thereof or other costs incurred by the Corporation in connection with such conversion and the related issuance of such stock.

(ii)         Automatic Conversion. As of the closing of a QPO (the "Automatic Conversion Date") or upon election to convert pursuant to Section A.6(a)(ii), all outstanding shares of Preferred Stock shall be converted into shares of Common Stock without any further action by the holders of such shares and whether or not the certificates representing such shares of Preferred Stock are surrendered to the Corporation. On the Automatic Conversion Date, all rights with respect to the shares of Preferred Stock so converted shall terminate, except any of the rights of the holders thereof upon surrender of their certificate or certificates therefor or delivery of an affidavit of loss thereof to receive certificates for the number of shares of Common Stock into which such shares of Preferred Stock have been converted. If so required by the Corporation, certificates surrendered for conversion shall be endorsed for transfer, in a form satisfactory to the Corporation, accompanied by duly executed stock powers related thereto. The Corporation shall issue and deliver to such holder, promptly (and in any event in such time as is sufficient to enable such holder to participate in such QPO) at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of the Preferred Stock surrendered are convertible on the Automatic Conversion Date.

(d)           Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all outstanding shares of Preferred Stock, the Corporation will take such corporate action as may be necessary to increase the number of its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, and to reserve the appropriate number of shares of Common Stock for issuance upon such conversion.

(e)           No Closing of Transfer Books. The Corporation shall not close its books against the transfer of shares of Preferred Stock in any manner that would interfere with the timely conversion of any shares of Preferred Stock.

7.       Adjustments.

(a)            Adjustments to the Conversion Price. Except as provided in Section A.7(b) and except in the case of an event described in Section A.7(c), if and whenever after the date this Fifth Amended and Restated Certificate of Incorporation is first filed with the Secretary of State of Delaware (the "Filing Date") the Corporation shall issue or sell, or is, in accordance with this Section A.7(a), deemed to have issued or sold, any shares of Common Stock for a consideration per share less than the applicable Conversion Price of a series of Preferred Stock in effect immediately prior to such issuance or sale, then, upon such issuance or sale (or deemed issuance or sale), such Conversion Price shall be reduced to the price determined by dividing (i) the sum of (A) the Common Stock Deemed Outstanding (as defined below) immediately prior to such issuance or sale (or deemed issuance or sale) multiplied by the applicable Conversion Price then in effect and (B) the consideration, if any, received by the Corporation upon such issuance or sale (or deemed issuance or sale) by (ii) the Common Stock Deemed Outstanding immediately after such issuance or sale (or deemed issuance or sale).

For purposes of this Section A.7(a), the following shall also be applicable:

(i)         Issuance of Rights or Options. If the Corporation shall, at any time after the Filing Date, in any manner grant (whether directly or by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or security convertible into or exchangeable for Common Stock (such warrants, rights or options being called "Options" and such convertible or exchangeable stock or securities being called "Convertible Securities"), in each case for consideration per share (determined as provided in this paragraph and in Section A.7(a)(vi)) less than the applicable Conversion Price then in effect, whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options, or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon exercise of such Options, shall be deemed to have been issued as of the date of granting of such Options, at a price per share equal to the amount determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issuance or sale of such Convertible Securities and upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock deemed to have been so issued. Except as otherwise provided in Section A.7(a)(iii), no adjustment of the Conversion Price of a series of Preferred Stock shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities.

(ii)        Issuance of Convertible Securities. If the Corporation shall, at any time after the Filing Date, in any manner issue or sell any Convertible Securities for consideration per share (determined as provided in this paragraph and in Section A.7(a)(vi)) less than a Conversion Price then in effect, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued as of the date of the issuance or sale of such Convertible Securities, at a price per share equal to the amount determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the issuance or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock deemed to have been so issued; provided, that (1) except as otherwise provided in Section A.7(a)(iii), no adjustment of the Conversion Price of a series of Preferred Stock shall be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities and (2) if any such issuance or sale of such Convertible Securities is made upon exercise of any Options to purchase any such Convertible Securities, no further adjustment of a Conversion Price shall be made by reason of such issuance or sale.

(iii)        Change in Option Price or Conversion Rate. If there shall occur a change in (A) the maximum number of shares of Common Stock issuable in connection with any Option referred to in Section A.7(a)(i) or any Convertible Securities referred to in Section A.7(a)(i) or (ii), (B) the purchase price provided for in any Option referred to in Section A.7(a)(i), (C) the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in Section A.7(a)(i) or (ii) or (D) the rate at which Convertible Securities referred to in Section A.7(a)(i) or (ii) are convertible into or exchangeable for Common Stock (in each case, other than in connection with an event described in Section A.7(b)), then the applicable Conversion Price in effect at the time of such event shall be adjusted to the Conversion Price for such series of Preferred Stock that would have been in effect at such time had such Options or Convertible Securities that are still outstanding provided for such changed maximum number of shares, purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold, but only if as a result of such adjustment the Conversion Price then in effect for such series of Preferred Stock is thereby reduced; and on the termination of any such Option or any such right to convert or exchange such Convertible Securities, the Conversion Price then in effect hereunder shall be increased to the Conversion Price that would have been in effect at the time of such termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such termination (i.e., to the extent that fewer than the number of shares of Common Stock deemed to have been issued in connection with such Option or Convertible Securities were actually issued), never been issued or been issued at such higher price, as the case may be.

(iv)        Stock Dividends. If the Corporation, at any time or from time to time after the Filing Date, shall declare or make, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or make any other distribution upon any stock of the Corporation payable in Common Stock, Options or Convertible Securities, any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration, and the Conversion Price will be adjusted pursuant to this Section A.7(a); provided, that no adjustment shall be made to the Conversion Price as a result of such dividend or distribution if the holders of the shares of Preferred Stock are entitled to, and do, receive such dividend or distribution in accordance with Section A.3; and, provided, further, that if any adjustment is made to the Conversion Price as a result of the declaration of a dividend and such dividend is not effected, the Conversion Price shall be appropriately readjusted to the Conversion Price in effect had such dividend not been declared.

(v)        Other Dividends and Distributions. If the Corporation, at any time or from time to time after the Filing Date, shall declare or make, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities or other property of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of the outstanding shares of Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of such other securities of the Corporation or the value of such other property that they would have received had the Preferred Stock been converted into Common Stock on the date of such event and had such holders thereafter, during the period from the date of such event to and including the conversion date, retained such securities or other property receivable by them during such period giving application to all adjustments called for during such period under Section A.7 with respect to the rights of the holders of the outstanding shares of Preferred Stock; and, provided, further, however, that no such adjustment shall be made if the holders of such series of Preferred Stock simultaneously receive a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

(vi)       Consideration for Stock. If the Corporation, at any time or from time to time after the Filing Date, shall issue or sell, or is deemed to have issued or sold, any shares of Common Stock for cash, the consideration received therefor shall be deemed to be the amount received or to be received by the Corporation therefor (determined with respect to deemed issuances and sales in connection with Options and Convertible Securities in accordance with clause (A) of Section A.7(a)(i) or Section A.7(a)(ii), as appropriate) as determined in good faith by the Board of Directors of the Corporation and the holders of not less than a Majority Interest. In case any shares of Common Stock shall be issued or sold, or deemed issued or sold, for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration received or to be received by the Corporation (determined with respect to deemed issuances and sales in connection with Options and Convertible Securities in accordance with clause (A) of Section A.7(a)(i) or Section A.7(a)(ii), as appropriate) as determined in good faith by the Board of Directors of the Corporation and the holders of not less than a Majority Interest. In case any Options shall be issued in connection with the issuance and sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board of Directors of the Corporation and the holders of not less than a Majority Interest. Anything herein to the contrary notwithstanding, if in any case described in this Section A.7(a)(vi) the Corporation and the holders of a Majority Interest are unable to reach agreement as to the value of such consideration, then the value thereof will be determined by an independent appraisal by a mutually agreed to investment banker, the fees of which shall be paid by the Corporation.

(vii)      Record Date. In case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issuance or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(viii)     Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation; provided, that the disposition of any such shares shall be considered an issuance or sale of Common Stock for the purpose of this Section A.7.

(ix)        Other Issuances or Sales. In calculating any adjustment to a Conversion Price pursuant to this Section A.7(a), any Options or Convertible Securities that provide, as of the effective date of such adjustment, for the issuance upon exercise or conversion thereof of an indeterminable number of shares of Common Stock shall (together with the shares of Common Stock issuable upon exercise or conversion thereof) be disregarded; provided, that at such time as the number of shares of Common Stock issuable upon exercise or conversion of such Options or Convertible Securities becomes determinable, such Conversion Price shall be adjusted as provided in Section A.7(a)(iii) above.

(x)        Common Stock Deemed Outstanding. For purposes of this Section A.7, the term "Common Stock Deemed Outstanding" shall mean, at any time, the sum of (A) the number of shares of Common Stock outstanding immediately prior to the Filing Date (including for this purpose all shares of Common Stock issuable upon exercise or conversion of any vested Options or Convertible Securities outstanding and exercisable immediately prior to the Filing Date), plus (B) the number of shares of Common Stock issued or sold (or deemed issued or sold) after the Filing Date (including for this purpose all shares of Common Stock issuable upon exercise or conversion of any vested Options or Convertible Securities outstanding and exercisable immediately prior to the Filing Date).

(b)           Certain Issues of Common Stock Excepted. Anything herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment of the Conversion Price of any series of Preferred Stock in the case of the issuance from and after the Filing Date of (i) shares of Common Stock upon conversion of shares of Preferred Stock, (ii) shares of Common Stock or options therefor to directors, officers, employees or consultants of the Corporation in connection with their service as directors of the Corporation, their employment by the Corporation or their retention as consultants by the Corporation, in each case authorized by the Board of Directors, including at least two of the Preferred Directors, and issued pursuant to any equity incentive plans approved by the Board of Directors, (iii) as part of the consideration payable in the acquisition of another entity by the Corporation by merger, purchase of all or substantially all of the assets of such entity, stock purchase or other reorganization of such entity, in each case as authorized by the Board of Directors, including at least two of the Preferred Directors, (iv) to a bank or other financial institution (not to exceed two percent (2%) of all outstanding securities) to secure a lending or equipment leasing transaction, in each case as authorized by the Board of Directors, including at least two of the Preferred Directors, (v) to a business partner, government laboratory or university to advance strategic business objectives, as authorized by the Board of Directors, including at least two of the Preferred Directors, and (vi) with respect to an adjustment to the Conversion Price of a particular series of Preferred Stock, if the Corporation receives a waiver of such adjustment from the holders of a majority of the shares of such series of Preferred Stock ("Excluded Shares").

(c)           Subdivision or Combination of Common Stock. In case the Corporation shall at any time after the Filing Date subdivide its outstanding shares of Common Stock into a greater number of shares (by any stock split, stock dividend or otherwise), the Conversion Price of each series of Preferred Stock in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the Corporation shall at any time after the Filing Date combine its outstanding shares of Common Stock into a smaller number of shares (by any reverse stock split or otherwise), the Conversion Price of each series of Preferred Stock in effect immediately prior to such combination shall be proportionately increased. In the case of any such subdivision, no further adjustment shall be made pursuant to Section A.7(a)(iv) by reason thereof.

(d)          Reorganization or Reclassification. If any capital reorganization or reclassification of the capital stock of the Corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, lawful and adequate provisions shall be made whereby each holder of a share or shares of Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares of Preferred Stock, as the case may be, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon such conversion had such reorganization or reclassification not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

8.             Covenants.

(a)           For so long as at least 2,412,110 shares of Preferred Stock remain outstanding (such amount to be adjusted for any stock splits, dividends, combinations, recapitalizations and the like) as of the applicable date, the Corporation shall not (in any case, by merger, consolidation, operation of law or otherwise), without first having obtained the affirmative vote or written consent of the holders of not less than a Majority Interest:

(i)         declare or pay any dividends other than dividends on the Preferred Stock as provided in Section A.3 or make any distributions of cash, property or securities of the Corporation in respect of its capital stock, or apply any of its assets to the redemption, retirement, purchase or other acquisition of its capital stock, directly or indirectly, through subsidiaries or otherwise, except for (A) the redemption of Preferred Stock pursuant to and as provided in this Fifth Amended and Restated Certificate of Incorporation, or (B) the repurchase of the Excluded Shares described in Section A.7(b)(ii) above upon termination of employment of the holder of such Excluded Shares, and approved by the Board, including at least two of the Preferred Directors;

(ii)         reclassify any capital stock in a manner that adversely affects the designations, preferences, powers and/or the relative, participating, optional or other special rights, or the restrictions provided for the benefit of, the Preferred Stock;

(iii)        authorize or issue, or obligate itself to issue, any equity security or debt security convertible into an equity security of the Corporation or create (by reclassification or otherwise) any new class or series of shares having rights, preferences or privileges senior to or on a parity with the Preferred Stock), or permit any subsidiary of the Corporation to issue such securities to any person or entity other than the Corporation or create such new class or series of shares;

(iv)      amend, waive, alter or repeal (whether by merger, consolidation, operation of law, or otherwise) any provision of, or add any provision to, (A) this Fifth Amended and Restated Certificate of Incorporation (including, without limitation, increasing the total number of shares of Preferred Stock that the Corporation shall have the authority to issue) or (B) the By-laws of the Corporation as in effect on the Closing Date, in a manner that alters or changes the right, preferences or privileges of the Preferred Stock or is otherwise adverse to the Preferred Stock;

(v)        effect any Liquidation Event, or any other event described in Section A.4(f) hereof;

(vi)      effect the sale, transfer or license of all or substantially all of the assets of the Corporation or any subsidiary of the Corporation to any person or entity other than the Corporation or a wholly-owned subsidiary of the Corporation;

(vii)      increase or decrease to the authorized size of the Board of Directors;

(viii)     take any action that results in the appointment or removal of the Chief Executive Officer;

(ix)        take any action that results in a public offering of any shares of Common Stock;

(x)         incur any indebtedness (including by issuance of any debt security), except for indebtedness that does not exceed $250,000 in the aggregate;

(xi)        acquire any business with a value in excess of $2,000,000;

(xii)      cause the Corporation to have any non-wholly owned subsidiaries or spin out or sell any subsidiary of the Corporation or any entity created by the Corporation;

(xiii)      change the principal business of the Corporation, enter new lines of business or exit any current line of business, or permits any subsidiary to take such action;

(xiv)      take any other action not described in Section A.8(a)(i)-(xiii) if such action alters or changes the rights, preferences or privileges of the Preferred Stock; or

(xv)       enter into any agreement to do any of the foregoing that is not expressly made conditional on obtaining the affirmative vote or written consent of the holders of not less than a Majority Interest.

(b)           For so long as at least 828,078 shares of Series A Preferred Stock remain outstanding (such amount to be adjusted for any stock splits, dividends, combinations, recapitalizations and the like) as of the applicable date, the Corporation shall not (in any case, by merger, consolidation, operation of law or otherwise), without first having obtained the affirmative vote or written consent of the holders of a majority of the Series A Preferred Stock then outstanding:

(i)          alter or change the rights, preferences or privileges of the Series A Preferred Stock in a manner that adversely alters or changes the rights, preferences or privileges of the Series A Preferred Stock, unless the rights, preferences or privileges of each series of Preferred Stock are similarly and proportionally altered, changed, amended or terminated, as the case may be; or

(ii)         amend, waive, alter or repeal (whether by merger, consolidation, operation of law, or otherwise) any provision of, or add any provision to, this Fifth Amended and Restated Certificate of Incorporation (including, without limitation, increasing or decreasing the total number of shares of Series A Preferred Stock that the Corporation shall have the authority to issue) or the By-laws of the Corporation as in effect on the Closing Date in a manner that adversely alters or changes the rights, preferences or privileges of the Series A Preferred Stock, unless the rights, preferences or privileges of each series of Preferred Stock are similarly and proportionally altered, changed, amended or terminated, as the case may be.

(c)           For so long as at least 444,198 shares of Series B Preferred Stock remain outstanding (such amount to be adjusted for any stock splits, dividends, combinations, recapitalizations and the like) as of the applicable date, the Corporation shall not (in any case, by merger, consolidation, operation of law or otherwise), without first having obtained the affirmative vote or written consent of the holders of not less than a majority of the Series B Preferred Stock then outstanding:

(i)          alter or change the rights, preferences or privileges of the Series B Preferred Stock in a manner that adversely alters or changes the rights, preferences or privileges of the Series B Preferred Stock, unless the rights, preferences or privileges of each series of Preferred Stock are similarly and proportionally altered, changed, amended or terminated, as the case may be; or

(ii)         amend, waive, alter or repeal (whether by merger, consolidation, operation of law, or otherwise) any provision of, or add any provision to, this Fifth Amended and Restated Certificate of Incorporation (including, without limitation, increasing or decreasing the total number of shares of Series B Preferred Stock that the Corporation shall have the authority to issue) or the By-laws of the Corporation as in effect on the Closing Date in a manner that adversely alters or changes the rights, preferences or privileges of the Series B Preferred Stock, unless the rights, preferences or privileges of each series of Preferred Stock are similarly and proportionally altered, changed, amended or terminated, as the case may be.

(d)          For so long as at least 376,806 shares of Series C Preferred Stock remain outstanding (such amount to be adjusted for any stock splits, dividends, combinations, recapitalizations and the like) as of the applicable date, the Corporation shall not (in any case, by merger, consolidation, operation of law or otherwise), without first having obtained the affirmative vote or written consent of the holders of not less than sixty percent (60%) of the Series C Preferred Stock then outstanding:

(i)          alter or change the rights, preferences or privileges of the Series C Preferred Stock in a manner that adversely alters or changes the rights, preferences or privileges of the Series C Preferred Stock, unless the rights, preferences or privileges of each series of Preferred Stock are similarly and proportionally altered, changed, amended or terminated, as the case may be; or

(ii)         amend, waive, alter or repeal (whether by merger, consolidation, operation of law, or otherwise) any provision of, or add any provision to, this Fifth Amended and Restated Certificate of Incorporation (including, without limitation, increasing or decreasing the total number of shares of Series C Preferred Stock that the Corporation shall have the authority to issue) or the By-laws of the Corporation as in effect on the Closing Date in a manner that adversely alters or changes the rights, preferences or privileges of the Series C Preferred Stock, unless the rights, preferences or privileges of each series of Preferred Stock are similarly and proportionally altered, changed, amended or terminated, as the case may be.

(e)           For so long as at least 425,901 shares of Series D Preferred Stock remain outstanding (such amount to be adjusted for any stock splits, dividends, combinations, recapitalizations and the like) as of the applicable date, the Corporation shall not (in any case, by merger, consolidation, operation of law or otherwise), without first having obtained the affirmative vote or written consent of the holders of not less than sixty percent (60%) of the Series D Preferred Stock then outstanding:

(i)          alter or change the rights, preferences or privileges of the Series D Preferred Stock in a manner that adversely alters or changes the rights, preferences or privileges of the Series D Preferred Stock, unless the rights, preferences or privileges of each series of Preferred Stock are similarly and proportionally altered, changed, amended or terminated, as the case may be; or

(ii)         amend, waive, alter or repeal (whether by merger, consolidation, operation of law, or otherwise) any provision of, or add any provision to, this Fifth Amended and Restated Certificate of Incorporation (including, without limitation, increasing or decreasing the total number of shares of Series D Preferred Stock that the Corporation shall have the authority to issue) or the By-laws of the Corporation as in effect on the Closing Date in a manner that adversely alters or changes the rights, preferences or privileges of the Series D Preferred Stock, unless the rights, preferences or privileges of each series of Preferred Stock are similarly and proportionally altered, changed, amended or terminated, as the case may be.

(f)       For so long as at least 278,219 shares of Series E Preferred Stock remain outstanding (such amount to be adjusted for any stock splits, dividends, combinations, recapitalizations and the like) as of the applicable date, the Corporation shall not (in any case, by merger, consolidation, operation of law or otherwise), without first having obtained the affirmative vote or written consent of the holders of not less than a majority of the Series E Preferred Stock then outstanding:

(i)          alter or change the rights, preferences or privileges of the Series E Preferred Stock in a manner that adversely alters or changes the rights, preferences or privileges of the Series E Preferred Stock, unless the rights, preferences or privileges of each series of Preferred Stock are similarly and proportionally altered, changed, amended or terminated, as the case may be;

(ii)         amend, waive, alter or repeal (whether by merger, consolidation, operation of law, or otherwise) any provision of, or add any provision to, this Fifth Amended and Restated Certificate of Incorporation or the By-laws of the Corporation as in effect on the Closing Date in a manner that adversely alters or changes the rights, preferences or privileges of the Series E Preferred Stock, unless the rights, preferences or privileges of each series of Preferred Stock are similarly and proportionally altered, changed, amended or terminated, as the case may be;

(iii)        increase or decrease the total number of shares of Series E Preferred Stock that the Corporation shall have the authority to issue;

(iv)        purchase or redeem (or permit any subsidiary to redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than (i) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock and (ii) repurchases of any Common Stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of employment or service at a price no greater than the applicable price of such shares; or

(v)       amend, waive, alter or repeal (whether by merger, consolidation, operation of law, or otherwise) the following sections of this Fifth Amended and Restated Certificate of Incorporation in a manner that adversely alters or changes the rights, preferences of privileges of the Series E Preferred Stock: Section A.2(c), Section A.3(a), Section A.4(a), Section A.4(e), Section A.4(f), Section A.4(g), Section A.4(h), Section A.4(i), Section A.5(a), Section A.5(b), Section A.5(c), Section A.6(a), Section A.6(b), Section A.7 or this Section A.8(f). For the avoidance of doubt, the authorization, creation or issuance of any equity security (including, any security convertible into or exercisable into any equity security) having rights, preferences or privileges which are senior to or on parity with any of the rights, preferences or privileges of the Series E Preferred Stock shall not in and of itself, be deemed to adversely affect the holders of Series E Preferred Stock for purposes of this Section A.8(f).

Any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect. Further, the Corporation shall not, by amendment, alteration or repeal of this Fifth Amended and Restated Certificate of Incorporation (whether by merger, consolidation, operation of law, or otherwise) or through any Liquidation Event, any event described in Section A.4(f) hereof, or any other reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, agreement or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation and shall at all times in good faith assist in the carrying out of all the provisions of this Article IV and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Preferred Stock against impairment.

9.             Notice; Adjustments; Waivers.

(a)           Liquidation Events, Etc. In the event (i) the Corporation establishes a record date to determine the holders of any class of securities who are entitled to receive any dividend or other distribution or who are entitled to vote at a meeting (or by written consent) in connection with any of the transactions identified in clause (ii) hereof, or (ii) any Liquidation Event, event deemed a Liquidation Event pursuant to Section A.4(f) hereof, QPO or any other public offering becomes reasonably likely to occur, the Corporation shall mail or cause to be mailed by first class mail (postage prepaid) to each holder of Preferred Stock at least thirty (30) days prior to such record date specified therein or the expected effective date of any such transaction, whichever is earlier, a notice specifying (A) the date of such record date for the purpose of such dividend or distribution or meeting or consent and a description of such dividend or distribution or the action to be taken at such meeting or by such consent, (B) the date on which any such Liquidation Event, event deemed a Liquidation Event pursuant to Section A.4(f) hereof, QPO or other public offering is expected to become effective, and (C) the date on which the books of the Corporation shall close or a record shall be taken with respect to any such event. Such notice shall be accompanied by a certificate prepared by the chief financial officer of the Corporation describing in reasonable detail (1) the facts of such transaction, (2) the amount(s) per share of Preferred Stock or Common Stock each holder of Preferred Stock would receive pursuant to the applicable provisions of this Fifth Amended and Restated Certificate of Incorporation, and (3) the facts upon which such amounts were determined.

(b)           Adjustments; Calculations. Upon the occurrence of each adjustment or readjustment of the Conversion Price of a series of Preferred Stock pursuant to Section A.7, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such series of Preferred Stock a certificate setting forth in reasonable detail (i) such adjustment or readjustment, (ii) the applicable Conversion Price before and after such adjustment or readjustment, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares of such series of Preferred Stock. All such calculations shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share as the case may be.

(c)           Waiver of Notice. The holder or holders of a Majority Interest may, at any time upon written notice to the Corporation, waive any notice or certificate delivery provisions specified herein for the benefit of such holders, and any such waiver shall be binding upon all holders of such securities.

(d)           Other Waivers. Subject to the provisions of Section 8(f)(v) and any other provision hereof requiring the consent of holders of a particular series of Preferred Stock, the holder or holders of a Majority Interest may, at any time upon written notice to the Corporation, waive compliance by the Corporation with any term or provision herein, provided that any such waiver shall be binding upon all holders of Preferred Stock and their respective transferees so long as any such waiver does not affect any holder of outstanding shares of Preferred Stock in a manner materially different than any other holder. Notwithstanding anything to the contrary contained within this Fifth Amended and Restated Certificate of Incorporation, no waiver of the adjustment provisions contained in Section A.7 shall be effective with respect to the Series E Preferred Stock without the written election of a Series E Majority.

10.          No Reissuance of Preferred Stock. No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

11.           Contractual Rights of Holders. The various provisions set forth herein for the benefit of the holders of the Preferred Stock shall be deemed contract rights enforceable by them, including, without limitation, one or more actions for specific performance.

B.            COMMON STOCK

1.             Voting.

(a)           Election of Directors. The holders of Common Stock voting together as a single class shall be entitled to elect three (3) Directors of the Corporation. Such Directors shall be elected by a plurality vote, with the elected candidates being the candidates receiving the greatest number of affirmative votes (with each holder entitled to cast one vote for or against each candidate with respect to each share held by such holder), with votes cast against such candidates and votes withheld having no legal effect. The election of such Directors shall occur at the annual meeting of holders of capital stock or at any special meeting called and held in accordance with the By-laws of the Corporation, or by consent in lieu thereof in accordance with this Fifth Amended and Restated Certificate of Incorporation and applicable law. The holders of record of the shares of Common Stock and of any other class or series of voting stock (including the Preferred Stock), exclusively and voting together as a single class, shall be entitled to elect the balance of the total number of directors of the Corporation.

(b)          Voting Generally. Except as otherwise expressly provided herein or required by law, each holder of outstanding shares of Common Stock shall be entitled to one (1) vote in respect of each share of Common Stock held thereby of record on the books of the Corporation for the election of directors and on all matters submitted to a vote of stockholders of the Corporation. Notwithstanding the provisions of Section 242(b)(2) of the Delaware General Corporation Law, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of a majority of the outstanding shares of Common Stock and Preferred Stock voting together as a single class. For the avoidance of doubt, each holder of Preferred Stock shall be entitled to one (1) vote per share of Common Stock into which it is convertible on the applicable date on all matters submitted to a vote of holders of Common Stock as a class (including, without limitation, pursuant to Section B.1(a) above or this Section B.1(b)).

2.             Dividends. Subject to the payment in full of all preferential dividends to which the holders of the Preferred Stock are entitled hereunder, the holders of Common Stock shall be entitled to receive dividends out of funds legally available therefor at such times and in such amounts as the Board of Directors may determine in its sole discretion, with holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Common Stock sharing pari passu in such dividends, as contemplated by Section A.3.

ARTICLE V

In furtherance of and not in limitation of powers conferred by statute, it is further provided:

1.             Election of Directors need not be by written ballot unless the By-laws of the Corporation so provide.

2.             Except as provided in Article IV, Section A.8, the Board of Directors is expressly authorized to adopt, amend or repeal the By-laws of the Corporation to the extent specified therein.

ARTICLE VI

Meetings of stockholders may be held within or without the State of Delaware, as the By-laws may provide.

ARTICLE VII

To the extent permitted by law, the books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated in the By-laws of the Corporation or from time to time by its Board of Directors.

ARTICLE VIII

A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director of the Corporation, except for liability (a) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended after the effective date of this Fifth Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Any repeal or modification of this Article VIII, Article IX or Article XI by the stockholders of the Corporation or by an amendment to the Delaware General Corporation Law shall not adversely affect any right or protection with respect to any acts or omissions occurring before such repeal or modification of a person serving as a Director prior to or at the time of such repeal or modification.

ARTICLE IX

The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An "Excluded Opportunity" is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any Director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, "Covered Persons"), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person's capacity as a Director of the Corporation.

ARTICLE X

Except as otherwise provided herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Fifth Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE XI

To the fullest extent permitted by applicable law, this Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and other agents of this Company (and any other persons to which Delaware law permits this Company to provide indemnification), through Bylaw provisions, agreements with any such director, officer, employee or other agent or other person, vote of stockholders or disinterested directors, or otherwise, in excess of the indemnification and advancement otherwise permitted by the Delaware General Corporation Law, subject only to limits created by applicable Delaware law (statutory or nonstatutory), with respect to actions for breach of duty to a corporation, its stockholders and others.

ARTICLE XII

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation's stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the Delaware General Corporation Law or the Corporation's certificate of incorporation or By-laws or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine. If any provision or provisions of this Article Twelfth shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article Twelfth (including, without limitation, each portion of any sentence of this Article Twelfth containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

ATTACHMENT B

BYLAWS OF THE CORPORATION

Attachment B

BY-LAWS

of

908 DEVICES INC.

(the "Corporation")

1.            Stockholders

(a)           Annual Meeting. The annual meeting of stockholders shall be held for the election of directors each year at such place, date and time as shall be designated by the Board of Directors. Any other proper business may be transacted at the annual meeting. If no date for the annual meeting is established or said meeting is not held on the date established as provided above, a special meeting in lieu thereof may be held or there may be action by written consent of the stockholders on matters to be voted on at the annual meeting, and such special meeting or written consent shall have for the purposes of these By-laws or otherwise all the force and effect of an annual meeting.

(b)           Special Meetings. Special meetings of stockholders may be called by the Chief Executive Officer, if one is elected, or, if there is no Chief Executive Officer, a President, or by the Board of Directors, but such special meetings may not be called by any other person or persons. The call for the meeting shall state the place, date, hour and purposes of the meeting. Only the purposes specified in the notice of special meeting shall be considered or dealt with at such special meeting.

(c)           Notice of Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a notice stating the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present and vote at such meeting, and, in the case of a special meeting, the purpose or purposes of the meeting, shall be given by the Secretary (or other person authorized by these By-laws or by law) not less than ten (10) nor more than sixty (60) days before the meeting to each stockholder entitled to vote thereat and to each stockholder who, under the Certificate of Incorporation or under these By-laws is entitled to such notice. If mailed, notice is given when deposited in the mail, postage prepaid, directed to such stockholder at such stockholder's address as it appears in the records of the Corporation. Without limiting the manner by which notice otherwise may be effectively given to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the Delaware General Corporation Law (the "DGCL").

If a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place, if any, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken, except that if the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

(d)         Quorum. The holders of a majority in interest of all stock issued, outstanding and entitled to vote at a meeting, present in person or represented by proxy, shall constitute a quorum. Any meeting may be adjourned from time to time by a majority of the votes properly cast upon the question, whether or not a quorum is present. The stockholders present at a duly constituted meeting may continue to transact business until adjournment notwithstanding the withdrawal of enough stockholders to reduce the voting shares below a quorum.

(e)          Voting and Proxies. Except as otherwise provided by the Certificate of Incorporation or by law, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of stock held by such stockholder which has voting power upon the matter in question. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by either written proxy or by a transmission permitted by Section 212(c) of the DGCL, but no proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period or is irrevocable and coupled with an interest. Proxies shall be filed with the Secretary of the meeting, or of any adjournment thereof. Except as otherwise limited therein, proxies shall entitle the persons authorized thereby to vote at any adjournment of such meeting.

(f)          Action at Meeting. When a quorum is present, any matter before the meeting shall be decided by vote of the holders of a majority of the shares of stock vo ting on such matter except where a larger vote is required by law, by the Certificate of Incorporation or by these By-laws. Any election of directors by stockholders shall be determined by a plurality of the votes cast, except where a larger vote is required by law, by the Certificate of Incorporation or by these By-laws. The Corporation shall not directly or indirectly vote any share of its own stock; provided, however, that the Corporation may vote shares which it holds in a fiduciary capacity to the extent permitted by law.

(g)         Presiding Officer. Meetings of stockholders shall be presided over by the Chairman of the Board, if one is elected, or in his or her absence, the Vice Chairman of the Board, if one is elected, or if neither is elected or in their absence, a President. The Board of Directors shall have the authority to appoint a temporary presiding officer to serve at any meeting of the stockholders if the Chairman of the Board, the Vice Chairman of the Board or a President is unable to do so for any reason.

(h)         Conduct of Meetings. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the presiding officer of any meeting of stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the presiding officer of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board of Directors or the presiding officer of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

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(i)            Action without a Meeting. Unless otherwise provided in the Certificate of Incorporation, any action required or permitted by law to be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office, by hand or by certified mail, return receipt requested, or to the Corporation's principal place of business or to the officer of the Corporation having custody of the minute book. Every written consent shall bear the date of signature and no written consent shall be effective unless, within sixty (60) days of the earliest dated consent delivered pursuant to these By-laws, written consents signed by a sufficient number of stockholders entitled to take action are delivered to the Corporation in the manner set forth in these By-laws. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

(j)            Stockholder Lists. The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Nothing contained in this Section 1(j) shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten (10) days prior to the meeting in the manner provided by law. The list shall also be open to the examination of any stockholder during the whole time of the meeting as provided by law.

2.            Directors

(a)           Powers. The business of the Corporation shall be managed by or under the direction of a Board of Directors who may exercise all the powers of the Corporation except as otherwise provided by law, by the Certificate of Incorporation or by these By-laws. In the event of a vacancy in the Board of Directors, the remaining directors, except as otherwise provided by law, may exercise the powers of the full Board until the vacancy is filled.

(b)           Number and Qualification. Unless otherwise provided in the Certificate of Incorporation or in these By-laws, the number of directors which shall constitute the whole board shall be determined from time to time by resolution of the Board of Directors. Directors need not be stockholders.

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(c)          Vacancies; Reduction of Board. A majority of the directors then in office, although less than a quorum, or a sole remaining Director, may fill vacancies in the Board of Directors occurring for any reason and newly created directorships resulting from any increase in the authorized number of directors. In lieu of filling any vacancy, the Board of Directors may reduce the number of directors.

(d)         Tenure. Except as otherwise provided by law, by the Certificate of Incorporation or by these By-laws, directors shall hold office until their successors are elected and qualified or until their earlier resignation or removal. Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

(e)          Removal. To the extent permitted by law, a director may be removed from office with or without cause by vote of the holders of a majority of the shares of stock entitled to vote in the election of directors.

(f)          Meetings. Regular meetings of the Board of Directors may be held without notice at such time, date and place as the Board of Directors may from time to time determine. Special meetings of the Board of Directors may be called, orally or in writing, by the Chief Executive Officer, if one is elected, or, if there is no Chief Executive Officer, the President, or by two or more Directors, designating the time, date and place thereof. Directors may participate in meetings of the Board of Directors by means of conference telephone or other communications equipment by means of which all directors participating in the meeting can hear each other, and participation in a meeting in accordance herewith shall constitute presence in person at such meeting.

(g)          Notice of Meetings. Notice of the time, date and place of all special meetings of the Board of Directors shall be given to each director by the Secretary, or Assistant Secretary, or in case of the death, absence, incapacity or refusal of such persons, by the officer or one of the directors calling the meeting. Notice shall be given to each director in person, by telephone, or by facsimile, electronic mail or other form of electronic communications, sent to such director's business or home address at least twenty-four (24) hours in advance of the meeting, or by written notice mailed to such director's business or home address at least forty-eight (48) hours in advance of the meeting.

(h)         Quorum. At any meeting of the Board of Directors, a majority of the total number of directors shall constitute a quorum for the transaction of business. Less than a quorum may adjourn any meeting from time to time and the meeting may be held as adjourned without further notice.

(i)           Action at Meeting. At any meeting of the Board of Directors at which a quorum is present, unless otherwise provided in the following sentence, a majority of the directors present may take any action on behalf of the Board of Directors, unless a larger number is required by law, by the Certificate of Incorporation or by these By-laws. So long as there are two (2) or fewer Directors, any action to be taken by the Board of Directors shall require the approval of all Directors.

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(j)            Action by Consent. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all members of the Board of Directors consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the records of the meetings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

(k)           Committees. The Board of Directors may, by resolution passed by a majority of the whole Board of Directors, establish one or more committees, each committee to consist of one or more directors. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

Any such committee, to the extent permitted by law and to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following: (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval or (ii) adopting, amending or repealing any provision of these By-laws.

Except as the Board of Directors may otherwise determine, any such committee may make rules for the conduct of its business, but in the absence of such rules its business shall be conducted so far as possible in the same manner as is provided in these By-laws for the Board of Directors. All members of such committees shall hold their committee offices at the pleasure of the Board of Directors, and the Board may abolish any committee at any time.

3.            Officers

(a)           Enumeration. The officers of the Corporation shall consist of one or more Presidents (who, if there is more than one, shall be referred to as Co-Presidents), a Treasurer, a Secretary, and such other officers, including, without limitation, a Chief Executive Officer and one or more Vice Presidents (including Executive Vice Presidents or Senior Vice Presidents), Assistant Vice Presidents, Assistant Treasurers and Assistant Secretaries, as the Board of Directors may determine. The Board of Directors may elect from among its members a Chairman of the Board and a Vice Chairman of the Board.

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(b)         Election. The Presidents, Treasurer and Secretary shall be elected annually by the Board of Directors at their first meeting following the annual meeting of stockholders. Other officers may be chosen by the Board of Directors at such meeting or at any other meeting.

(c)          Qualification. No officer need be a stockholder or Director. Any two or more offices may be held by the same person. Any officer may be required by the Board of Directors to give bond for the faithful performance of such officer's duties in such amount and with such sureties as the Board of Directors may determine.

(d)         Tenure. Except as otherwise provided by the Certificate of Incorporation or by these By-laws, each of the officers of the Corporation shall hold office until the first meeting of the Board of Directors following the next annual meeting of stockholders and until such officer's successor is elected and qualified or until such officer's earlier resignation or removal. Any officer may resign by delivering his or her written resignation to the Corporation, and such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

(e)          Removal. The Board of Directors may remove any officer with or without cause by a vote of a majority of the directors then in office.

(f)          Vacancies. Any vacancy in any office may be filled for the unexpired portion of the term by the Board of Directors.

(g)         Chairman of the Board and Vice Chairman. Unless otherwise provided by the Board of Directors, the Chairman of the Board of Directors, if one is elected, shall preside, when present, at all meetings of the stockholders and the Board of Directors. The Chairman of the Board shall have such other powers and shall perform such duties as the Board of Directors may from time to time designate.

Unless otherwise provided by the Board of Directors, in the absence of the Chairman of the Board, the Vice Chairman of the Board, if one is elected, shall preside, when present, at all meetings of the stockholders and the Board of Directors. The Vice Chairman of the Board shall have such other powers and shall perform such duties as the Board of Directors may from time to time designate.

(h)         Chief Executive Officer. The Chief Executive Officer, if one is elected, shall have such powers and shall perform such duties as the Board of Directors may from time to time designate.

(i)           Presidents. The Presidents shall, subject to the direction of the Board of Directors, each have general supervision and control of the Corporation's business and any action that would typically be taken by a President may be taken by any Co-President. If there is no Chairman of the Board or Vice Chairman of the Board, a President shall preside, when present, at all meetings of stockholders and the Board of Directors. The Presidents shall have such other powers and shall perform such duties as the Board of Directors may from time to time designate.

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(j)           Vice Presidents and Assistant Vice Presidents. Any Vice President (including any Executive Vice President or Senior Vice President) and any Assistant Vice President shall have such powers and shall perform such duties as the Board of Directors may from time to time designate.

(k)           Treasurer and Assistant Treasurers. The Treasurer shall, subject to the direction of the Board of Directors, have general charge of the financial affairs of the Corporation and shall cause to be kept accurate books of account. The Treasurer shall have custody of all funds, securities, and valuable documents of the Corporation, except as the Board of Directors may otherwise provide. The Treasurer shall have such other powers and shall perform such duties as the Board of Directors may from time to time designate.

Any Assistant Treasurer shall have such powers and perform such duties as the Board of Directors may from time to time designate.

(1)           Secretary and Assistant Secretaries. The Secretary shall record the proceedings of all meetings of the stockholders and the Board of Directors (including committees of the Board) in books kept for that purpose. In the absence of the Secretary from any such meeting an Assistant Secretary, or if such person is absent, a temporary secretary chosen at the meeting, shall record the proceedings thereof. The Secretary shall have charge of the stock ledger (which may, however, be kept by any transfer or other agent of the Corporation) and shall have such other duties and powers as may be designated from time to time by the Board of Directors.

Any Assistant Secretary shall have such powers and perform such duties as the Board of Directors may from time to time designate.

(m)          Other Powers and Duties. Subject to these By-laws, each officer of the Corporation shall have in addition to the duties and powers specifically set forth in these By-laws, such duties and powers as are customarily incident to such officer's office, and such duties and powers as may be designated from time to time by the Board of Directors.

4.            Capital Stock

(a)           Certificates of Stock. Each stockholder shall be entitled to a certificate of the capital stock of the Corporation in such form as may from time to time be prescribed by the Board of Directors. Such certificate shall be signed by a President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary. Such signatures may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the time of its issue. Every certificate for shares of stock which are subject to any restriction on transfer and every certificate issued when the Corporation is authorized to issue more than one class or series of stock shall contain such legend with respect thereto as is required by law. The Corporation shall be permitted to issue fractional shares.

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(b)        Transfers. Subject to any restrictions on transfer, shares of stock may be transferred on the books of the Corporation by the surrender to the Corporation or its transfer agent of the certificate therefor properly endorsed or accompanied by a written assignment or power of attorney properly executed, with transfer stamps (if necessary) affixed, and with such proof of the authenticity of signature as the Corporation or its transfer agent may reasonably require.

(c)          Record Holders. Except as may otherwise be required by law, by the Certificate of Incorporation or by these By-laws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect thereto, regardless of any transfer, pledge or other disposition of such stock, until the shares have been transferred on the books of the Corporation in accordance with the requirements of these By-laws.

It shall be the duty of each stockholder to notify the Corporation of such stockholder's post office address.

(d)         Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not precede the date on which it is established, and which shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, more than ten (10) days after the date on which the record date for stockholder consent without a meeting is established, nor more than sixty (60) days prior to any other action. In such case only stockholders of record on such record date shall be so entitled notwithstanding any transfer of stock on the books of the Corporation after the record date.

If no record date is fixed, (i) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held, (ii) the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is necessary, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in this state, to its principal place of business, or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded, and (iii) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

(e)          Lost Certificates. The Corporation may issue a new certificate of stock in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or his legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

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5.            Indemnification

(a)           Definitions. For purposes of this Section 5:

(i)                 "Corporate Status" describes the status of a person who is serving or has served (A) as a Director of the Corporation, (B) as an Officer of the Corporation, (C) as a Non-Officer Employee of the Corporation, or (D) as a director, partner, trustee, officer, employee or agent of any other corporation, partnership, limited liability company, joint venture, trust, employee benefit plan, foundation, association, organization or other legal entity for which such person is or was serving at the request of the Corporation. For purposes of this Section 5(a)(i), a Director, Officer or Non-Officer Employee of the Corporation who is serving or has served as a director, partner, trustee, officer, employee or agent of a Subsidiary shall be deemed to be serving at the request of the Corporation. Notwithstanding the foregoing, "Corporate Status" shall not include the status of a person who is serving or has served as a director, officer, employee or agent of a constituent corporation absorbed in a merger or consolidation transaction with the Corporation with respect to such person's activities prior to said transaction, unless specifically authorized by the Board of Directors or the stockholders of the Corporation;

(ii)                "Director" means any person who serves or has served the Corporation as a director on the Board of Directors of the Corporation;

(iii)               "Disinterested Director" means, with respect to each Proceeding in respect of which indemnification is sought hereunder, a Director of the Corporation who is not and was not a party to such Proceeding;

(iv)               "Expenses" means all reasonable attorneys fees, retainers, court costs, transcript costs, fees of expert witnesses, private investigators and professional advisors (including, without limitation, accountants and investment bankers), travel expenses, duplicating costs, printing and binding costs, costs of preparation of demonstrative evidence and other courtroom presentation aids and devices, costs incurred in connection with document review, organization, imaging and computerization, telephone charges, postage, delivery service fees, and all other disbursements, costs or expenses of the type customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, settling or otherwise participating in, a Proceeding;

(v)                "Liabilities" means judgments, damages, liabilities, losses, penalties, excise taxes, fines and amounts paid in settlement;

(vi)               "Non-Officer Employee" means any person who serves or has served as an employee or agent of the Corporation, but who is not or was not a Director or Officer;

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(vii )           "Officer" means any person who serves or has served the Corporation as an officer of the Corporation appointed by the Board of Directors of the Corporation;

(viii)           "Proceeding" means any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, inquiry, investigation, administrative hearing or other proceeding, whether civil, criminal, administrative, arbitrative or investigative; and

(xi)              "Subsidiary" shall mean any corporation, partnership, limited liability company, joint venture, trust or other entity of which the Corporation owns (either directly or through or together with another Subsidiary of the Corporation) either (i) a general partner, managing member or other similar interest or (ii) (A) 50% or more of the voting power of the voting capital equity interests of such corporation, partnership, limited liability company, joint venture or other entity, or (B) 50% or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other entity.

(b)       Indemnification of Directors and Officers. Subject to the operation of Section 5(d) of these By-laws, each Director and Officer shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), and to the extent authorized in subsections (i) through (iv) of this Section 5(b).

(i)               Actions, Suits and Proceedings Other than By or In the Right of the Corporation. Each Director and Officer shall be indemnified and held harmless by the Corporation against any and all Expenses and Liabilities that are incurred or paid by such Director or Officer or on such Director's or Officer's behalf in connection with any Proceeding or any claim, issue or matter therein (other than an action by or in the right of the Corporation), which such Director or Officer is, or is threatened to be made, a party to or participant in by reason of such Director's or Officer's Corporate Status, if such Director or Officer acted in good faith and in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

(ii)              Actions, Suits and Proceedings By or In the Right of the Corporation. Each Director and Officer shall be indemnified and held harmless by the Corporation against any and all Expenses that are incurred by such Director or Officer or on such Director's or Officer's behalf in connection with any Proceeding or any claim, issue or matter therein by or in the right of the Corporation, which such Director or Officer is, or is threatened to be made, a party to or participant in by reason of such Director's or Officer's Corporate Status, if such Director or Officer acted in good faith and in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the Corporation; provided, however, that no indemnification shall be made under this Section 5(b)(ii) in respect of any claim, issue or matter as to which such Director or Officer shall have been finally adjudged by a court of competent jurisdiction to be liable to the Corporation, unless, and only to the extent that, the Court of Chancery or another court in which such Proceeding was brought shall determine upon application that, despite adjudication of liability, but in view of all the circumstances of the case, such Director or Officer is fairly and reasonably entitled to indemnification for such Expenses that such court deems proper.

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(iii)               Survival of Rights. The rights of indemnification provided by this Section 5(b) shall continue as to a Director or Officer after he or she has ceased to be a Director or Officer and shall inure to the benefit of his or her heirs, executors, administrators and personal representatives.

(iv)               Actions by Directors or Officers. Notwithstanding the foregoing, the Corporation shall indemnify any Director or Officer seeking indemnification in connection with a Proceeding initiated by such Director or Officer only if such Proceeding (including any parts of such Proceeding not initiated by such Director or Officer) was authorized in advance by the Board of Directors of the Corporation, unless such Proceeding was brought to enforce such Officer's or Director's rights to indemnification or, in the case of Directors, advancement of Expenses under these Bylaws in accordance with the provisions set forth herein.

(c)           Indemnification of Non-Officer Employees. Subject to the operation of Section 5(d) of these By-laws, each Non-Officer Employee may, in the discretion of the Board of Directors of the Corporation, be indemnified by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against any or all Expenses and Liabilities that are incurred by such Non-Officer Employee or on such Non-Officer Employee's behalf in connection with any threatened, pending or completed Proceeding, or any claim, issue or matter therein, which such Non-Officer Employee is, or is threatened to be made, a party to or participant in by reason of such Non-Officer Employee's Corporate Status, if such Non-Officer Employee acted in good faith and in a manner such Non-Officer Employee reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The rights of indemnification provided by this Section 5(c) shall exist as to a Non-Officer Employee after he or she has ceased to be a Non-Officer Employee and shall inure to the benefit of his or her heirs, personal representatives, executors and administrators. Notwithstanding the foregoing, the Corporation may indemnify any Non-Officer Employee seeking indemnification in connection with a Proceeding initiated by such Non-Officer Employee only if such Proceeding was authorized in advance by the Board of Directors of the Corporation.

(d)           Determination. Unless ordered by a court, no indemnification shall be provided pursuant to this Section 5 to a Director, to an Officer or to a Non-Officer Employee unless a determination shall have been made that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal Proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. Such determination shall be made by (i) a majority vote of the Disinterested Directors, even though less than a quorum of the Board of Directors, (ii) a committee comprised of Disinterested Directors, such committee having been designated by a majority vote of the Disinterested Directors (even though less than a quorum), (iii) if there are no such Disinterested Directors, or if a majority of Disinterested Directors so directs, by independent legal counsel in a written opinion, or (iv) by the stockholders of the Corporation.

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(e)           Advancement of Expenses to Directors Prior to Final Disposition.

(i)                 The Corporation shall advance all Expenses incurred by or on behalf of any Director in connection with any Proceeding in which such Director is involved by reason of such Director's Corporate Status within thirty (30) days after the receipt by the Corporation of a written statement from such Director requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by such Director and shall be preceded or accompanied by an undertaking by or on behalf of such Director to repay any Expenses so advanced if it shall ultimately be determined that such Director is not entitled to be indemnified against such Expenses. Notwithstanding the foregoing, the Corporation shall advance all Expenses incurred by or on behalf of any Director seeking advancement of expenses hereunder in connection with a Proceeding initiated by such Director only if such Proceeding (including any parts of such Proceeding not initiated by such Director) was (A) authorized by the Board of Directors of the Corporation, or (B) brought to enforce such Director's rights to indemnification or advancement of Expenses under these By-laws.

(ii)                If a claim for advancement of Expenses hereunder by a Director is not paid in full by the Corporation within thirty (30) days after receipt by the Corporation of documentation of Expenses and the required undertaking, such Director may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and if successful in whole or in part, such Director shall also be entitled to be paid the expenses of prosecuting such claim. The failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of such advancement of Expenses under this Section 5 shall not be a defense to an action brought by a Director for recovery of the unpaid amount of an advancement claim and shall not create a presumption that such advancement is not permissible. The burden of proving that a Director is not entitled to an advancement of expenses shall be on the Corporation.

(iii)               In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the Director has not met any applicable standard for indemnification set forth in the DGCL.

(f)            Advancement of Expenses to Officers and Non-Officer Employees Prior to Final Disposition.

(i)                 The Corporation may, at the discretion of the Board of Directors of the Corporation, advance any or all Expenses incurred by or on behalf of any Officer or any Non-Officer Employee in connection with any Proceeding in which such person is involved by reason of his or her Corporate Status as an Officer or Non-Officer Employee upon the receipt by the Corporation of a statement or statements from such Officer or Non-Officer Employee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by such Officer or Non-Officer Employee and shall be preceded or accompanied by an undertaking by or on behalf of such person to repay any Expenses so advanced if it shall ultimately be determined that such Officer or Non-Officer Employee is not entitled to be indemnified against such Expenses.

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(ii)                In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the Officer or Non-Officer Employee has not met any applicable standard for indemnification set forth in the DGCL.

(g)           Contractual Nature of Rights.

(i)                 The provisions of this Section 5 shall be deemed to be a contract between the Corporation and each Director and Officer entitled to the benefits hereof at any time while this Section 5 is in effect, in consideration of such person's past or current and any future performance of services for the Corporation. Neither amendment, repeal or modification of any provision of this Section 5 nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Section 5 shall eliminate or reduce any right conferred by this Section 5 in respect of any act or omission occurring, or any cause of action or claim that accrues or arises or any state of facts existing, at the time of or before such amendment, repeal, modification or adoption of an inconsistent provision (even in the case of a proceeding based on such a state of facts that is commenced after such time), and all rights to indemnification and advancement of Expenses granted herein or arising out of any act or omission shall vest at the time of the act or omission in question, regardless of when or if any proceeding with respect to such act or omission is commenced. The rights to indemnification and to advancement of expenses provided by, or granted pursuant to, this Section 5 shall continue notwithstanding that the person has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such person.

(ii)                If a claim for indemnification hereunder by a Director or Officer is not paid in full by the Corporation within sixty (60) days after receipt by the Corporation of a written claim for indemnification, such Director or Officer may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, such Director or Officer shall also be entitled to be paid the expenses of prosecuting such claim. The failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of such indemnification under this Section 5 shall not be a defense to an action brought by a Director or Officer for recovery of the unpaid amount of an indemnification claim and shall not create a presumption that such indemnification is not permissible. The burden of proving that a Director or Officer is not entitled to indemnification shall be on the Corporation.

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(iii)               In any suit brought by a Director or Officer to enforce a right to indemnification hereunder, it shall be a defense that such Director or Officer has not met any applicable standard for indemnification set forth in the DGCL.

(h)           Non-Exclusivity of Rights. The rights to indemnification and advancement of Expenses set forth in this Section 5 shall not be exclusive of any other right which any Director, Officer, or Non-Officer Employee may have or hereafter acquire under any statute, provision of the Certificate or these By-laws, agreement, vote of stockholders or Disinterested Directors or otherwise.

(i)            Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer or Non-Officer Employee against any liability of any character asserted against or incurred by the Corporation or any such Director, Officer or Non-Officer Employee, or arising out of any such person's Corporate Status, whether or not the Corporation would have the power to indemnify such person against such liability under the DGCL or the provisions of this Section 5.

(j)            Other Indemnification. The Corporation's obligation, if any, to indemnify or provide advancement of Expenses to any person under this Section 5 as a result of such person serving, at the request of the Corporation, as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be reduced by any amount such person may collect as indemnification or advancement of Expenses from such other corporation, partnership, joint venture, trust, employee benefit plan or enterprise (the "Primary Indemnitor"). Any indemnification or advancement of Expenses under this Section 5 owed by the Corporation as a result of a person serving, at the request of the Corporation, as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall only be in excess of, and shall be secondary to, the indemnification or advancement of Expenses available from the applicable Primary Indemnitor(s) and any applicable insurance policies.

6.            Miscellaneous Provisions

(a)           Fiscal Year. Except as otherwise determined by the Board of Directors, the fiscal year of the Corporation shall end on December 31 of each year.

(b)           Seal. The Board of Directors shall have power to adopt and alter the seal of the Corporation.

(c)           Execution of Instruments. Subject to any limitations which may be set forth in a resolution of the Board of Directors, all deeds, leases, transfers, contracts, bonds, notes and other obligations to be entered into by the Corporation in the ordinary course of its business without director action may be executed on behalf of the Corporation by, a President, or by any other officer, employee or agent of the Corporation as the Board of Directors may authorize.

(d)           Voting of Securities. Unless the Board of Directors otherwise provides, a President, any Vice President or the Treasurer may waive notice of and act on behalf of this Corporation, or appoint another person or persons to act as proxy or attorney in fact for this Corporation with or without discretionary power and/or power of substitution, at any meeting of stockholders or shareholders of any other corporation or organization, any of whose securities are held by this Corporation.

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(e)          Resident Agent. The Board of Directors may appoint a resident agent upon whom legal process may be served in any action or proceeding against the Corporation.

(f)          Corporate Records. The original or attested copies of the Certificate of Incorporation, By-laws and records of all meetings of the incorporators, stockholders and the Board of Directors and the stock and transfer records, which shall contain the names of all stockholders, their record addresses and the amount of stock held by each, shall be kept at the principal office of the Corporation, at the office of its counsel, or at an office of its transfer agent.

(g)         Certificate of Incorporation. All references in these By-laws to the Certificate of Incorporation shall be deemed to refer to the Certificate of Incorporation of the Corporation, as amended and in effect from time to time.

(h)         Amendments. These By-laws may be altered, amended or repealed, and new By-laws may be adopted, by the stockholders or by the Board of Directors; provided, that (a) the Board of Directors may not alter, amend or repeal any provision of these By-laws which by law, by the Certificate of Incorporation or by these By-laws requires action by the stockholders and (b) any alteration, amendment or repeal of these By-laws by the Board of Directors and any new By-law adopted by the Board of Directors may be altered, amended or repealed by the stockholders.

(i)           Waiver of Notice. Whenever notice is required to be given under any provision of these By-laws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any meeting needs to be specified in any written waiver or any waiver by electronic transmission.

Adopted February 10, 2012

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AMENDMENT NO. 1 TO BY-LAWS

of

908 DEVICES INC.

(the "Corporation")

The By-laws of the Corporation, dated February 10, 2012 (the "By-laws"), are hereby amended as follows:

1.	Section 2(h) of the By-laws is hereby deleted in its entirety and replaced with the following:

"(h)         Quorum. At any meeting of the Board of Directors, a majority of the total number of directors shall constitute a quorum for the transaction of business. Less than a quorum may adjourn any meeting from time to time and the meeting may be held as adjourned without further notice. Notwithstanding the foregoing, for so long as the Security Control Agreement dated as of March 1, 2016, by and among the Corporation, SAEV Guernsey Holding Limited ("SAEV") and the U.S. Department of Defense (the "Security Control Agreement") remains in effect, unless the Inside Director recuses himself from a meeting, a quorum must include at least one Outside Director. For purposes hereof, the terms "Inside Director" and "Outside Director" shall have the following meanings:

"Inside Director" shall mean a member of the Board of Directors who is not an Officer Director, an Outside Director, or otherwise appointed to the Board of Directors by any U.S. controlled companies and individuals, excluding SAEV, that, directly or through subsidiaries, own the majority of the Corporation's issued and outstanding Common Stock and Preferred Stock (as those terms are defined in the Certificate of Incorporation); provided, that any member of the Board of Directors who is also a significant shareholder, director, officer, employee, agent or representative of SAEV, or any entity that directly or indirectly controls the SAEV, is directly or indirectly controlled by SAEV, or is directly or indirectly under common control with SAEV, is deemed to be an Inside Director;

"Officer Director" shall mean a member of the Board of Directors who is a cleared officer of the Corporation; and

"Outside Director" shall mean an existing non-employee member of the Board of Directors who meets the qualifications set forth in the National Industrial Security Program Operating Manual 2-300 (the "NISPOM") § 2-305 and whose qualifications and eligibility are otherwise approved by the Defense Security Service ("DSS") in advance and in writing."

2.	Section 2(k) of the By-laws is hereby amended by inserting the following as a new paragraph immediately after the first paragraph in Section 2(k):

"The Board of Directors shall, by resolution passed by a majority of the whole Board of Directors, establish a Government Security Committee (the "GSC") for so long as the Security Control Agreement remains in effect, consisting of each Outside Director and Officer Director, if any, which will, among other things, ensure that the Corporation's directors, officers, employees, representatives and agents comply with the provisions of the Security Control Agreement and take any such actions as required by the Security Control Agreement or pursuant to any charter governing the GSC to be adopted by the Board of Directors. The GSC must designate an Outside Director to serve as Chairman of the GSC. The Chairman of the GSC must designate a member of the GSC to be the Secretary of the GSC.

The Board of Directors shall, by resolution passed by a majority of the whole Board of Directors, establish a Compensation Committee (the "Compensation Committee") for so long as the Security Control Agreement remains in effect, consisting of at least one Outside Director, which will, among other things, be responsible for reviewing the annual compensation of the Company Principals and making recommendations to the Board of Directors for approval. For purposes hereof, the term "Company Principals" shall have the following meaning:

"Company Principals" shall mean those persons who, pursuant to Section 2-104 of the NISPOM, must be granted personnel security clearances or be excluded from classified access pursuant to Section 2-106 of the NISPOM, and at a minimum, will include each director and each incumbent officer occupying an office expressly authorized in the Corporation's charter documents and any other person identified by the GSC, whose determination shall be subject to review and approval of DSS as a person occupying a position that would enable him or her to adversely affect the Corporation's policies or practices in the performance of classified contracts."

Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the By-laws.

Except as expressly modified hereby, the By-laws and all of the provisions contained therein shall remain in full force and effect.

Adopted March 1, 2016

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